As filed with the Securities and Exchange Commission on October 18, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

ELECTRAMECCANICA VEHICLES CORP.
(Exact name of registrant as specified in its charter)

British Columbia	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
102 East 1st Avenue
Vancouver, British Columbia, Canada, V5T 1A4
Telephone: (604) 428-7656
(Address and telephone number of principal executive offices)
Ortoli Rosenstadt LLP
366 Madison Avenue, 3rd Floor
New York, New York, U.S.A., 10017
Telephone: (212) 588-0022
(Name, address, and telephone number of agent of service)

Copies to:
William Rosenstadt, Esq.
Tim Dockery, Esq.
Ortoli Rosenstadt LLP
366 Madison Avenue
New York, New York, U.S.A., 10017
Telephone: (212) 588-0022

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate price per share or warrant(2)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Common Shares, no par value
Preferred Shares, no par value
Warrants
Units
Total			$100,000,000	$12,120

(1)
There are being registered hereunder such indeterminate number of the securities of each identified class being registered as may be sold by the registrant from time to time at indeterminate prices, with the maximum aggregate public offering price not to exceed US$100,000,000.

(2)
The proposed maximum aggregate price per unit of each class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to the General Instruction II.C. of Form F-3 under the Securities Act of 1933.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. In no event will the aggregate offering price of all securities sold by the registrant from time to time pursuant to this registration statement exceed US$100,000,000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PROSPECTUS
Subject to Completion: Preliminary Prospectus Dated October 18, 2018
ELECTRAMECCANICA VEHICLES CORP.
US$100,000,000
Common Shares
Preferred Shares
Warrants
Units
We may offer, from time to time, in one or more offerings, common shares, preferred shares, warrants or units, which we collectively refer to as the “securities”. The aggregate initial offering price of the securities that we may offer and sell under this prospectus will not exceed US$100,000,000. We may offer and sell any combination of the securities described in this prospectus in different series, at times, in amounts, at prices and on terms to be determined at, or prior to, the time of each offering. This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide the specific terms of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this prospectus. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement. You should read this prospectus and any applicable prospectus supplement before you invest.
The securities covered by this prospectus may be offered through one or more underwriters, dealers and agents or directly to purchasers. The names of any underwriters, dealers or agents, if any, will be included in a supplement to this prospectus. For general information about the distribution of securities offered, please see “Plan of Distribution”.
Our common shares and warrants issued pursuant to a registration statement on Form F-1 (No. 333-222814) (the “Registered Warrants”) are traded on the Nasdaq Capital Market under the symbol “SOLO” and “SOLOW”. On September 21, 2018, the closing price of our common shares and Registered Warrants as reported by the Nasdaq Capital Market was US$2.576 per common share and US$0.36 per Registered Warrant, respectively. As of August 14, 2018, the aggregate market value of our outstanding common shares held by non-affiliates using the closing price on the Nasdaq Capital Market of US$3.92 was approximately US$57,580,880 based on 27,786,111 outstanding common shares, of which approximately 13,097,111 common shares were held by non-affiliates. We have not offered any securities pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus.
We completed a 2-for-1 reverse stock split on May 15, 2018. All share and per share information in this prospectus, excluding the audited financial statements and the notes thereto, has been adjusted to reflect this reverse stock split.
We are an “emerging growth company” as defined in section 3(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are therefore eligible for certain exemptions from various reporting requirements applicable to reporting companies under the Exchange Act. (See “Exemptions Under the Jumpstart Our Business Startups Act.”)
Unless otherwise specified in an applicable prospectus supplement, our preferred shares, warrants and units will not be listed on any securities or stock exchange or on any automated dealer quotation system.
In reviewing this prospectus and the documents incorporated herein by reference you should carefully consider the matters described under the caption “Risk Factors”.
This investment involves a high degree of risk. You should purchase securities only if you can afford a complete loss.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus is            , 2018

i

ABOUT THIS PROSPECTUS
This prospectus is a part of a registration statement that we have filed with the SEC utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to an aggregate initial offering price of US$100,000,000.
Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement.
We may offer and sell securities to, or through, underwriting syndicates or dealers, through agents or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering.
In connection with any offering of securities (unless otherwise specified in a prospectus supplement), the underwriters or agents may over-allot or effect transactions which stabilize or maintain the market price of the securities offered at a higher level than that which might exist in the open market. Such transactions, if commenced, may be interrupted or discontinued at any time. See “Plan of Distribution.”
Please carefully read both this prospectus and any prospectus supplement together with the documents incorporated herein by reference under “Incorporation by Reference” and the additional information described below under “Where You Can Get More Information.”
Prospective investors should be aware that the acquisition of the securities described herein may have tax consequences. You should read the tax discussion contained in the applicable prospectus supplement and consult your tax advisor with respect to your own particular circumstances.
You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. The distribution or possession of this prospectus in or from certain jurisdictions may be restricted by law. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is accurate only as of the date of this prospectus and any information incorporated by reference is accurate as of the date of the applicable document incorporated by reference, regardless of the time of delivery of this prospectus or of any sale of the securities. Our business, financial condition, results of operations and prospects may have changed since those dates.
In this prospectus and in any prospectus supplement, unless the context otherwise requires, references to:
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the term(s) “we”, “us”, “our”, “Company”, “our company”, “Electrameccanica” and “our business” refer to Electrameccanica Vehicles Corp., either alone or together with our subsidiaries as the context requires.

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“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

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“Securities Act” refers to the Securities Act of 1933, as amended.

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“FINRA” refers to the Financial Industry Regulatory Authority.

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“Nasdaq” refers to the Nasdaq Capital Market.

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“SEC” or the “Commission” refers to the United States Securities and Exchange Commission.

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“prospectus” includes this document and any information incorporated herein by reference.

We completed a 2-for-1 reverse stock split on May 15, 2018. All share and per share information in this prospectus, excluding the audited financial statements and the notes thereto, has been adjusted to reflect this reverse stock split.

All dollar amounts in this prospectus are expressed in Canadian dollars unless otherwise indicated. Our accounts are maintained in Canadian dollars, and our financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. All reference to “U.S. dollars”, “USD”, or to “US$” are to United States dollars.

ABOUT THE COMPANY
General
We are an electric vehicle (“EV”) company focusing on the market demand for EVs that are efficient, cost-effective and environmentally friendly methods for urban residents to commute. We believe that our flagship EV called the SOLO is the answer to such market demand. In addition, we have two other EV candidates in an advanced stage of development, the Super SOLO and the Tofino.
SOLO
We created the SOLO’s first prototype in January of 2015. Since the completion of the prototype, our engineers and designers have devoted efforts to provide the SOLO with an appealing design, and have engaged in proprietary research and development leading to a high performance electric rear drive motor.

The pre-mass production SOLO features a lightweight aerospace composite chassis to allow for a top speed of 130km/h, an attainable cruise speed of 110km/h and is able to go from 0 km/h to 100 km/h in approximately eight seconds. Our SOLO features a lithium ion battery system that requires only three hours of charging time on a 220-volt charging station or six hours from a 110-volt outlet. The lithium battery system utilizes approximately 8.64 kW/h for up to 160 km in range. We also offer a comprehensive warranty package for two years of unlimited mileage which is included in the price of the SOLO. Standard equipment in the SOLO includes, but is not limited to the following:
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LCD Digital Instrument Cluster;

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Power Windows;

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AM/FM stereo with Bluetooth/CD/USB;

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Remote keyless entry system;

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Rear view backup camera; and

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Heater and defogger.

Optional equipment will include air conditioning at an additional cost.
The purchase price for our SOLO is $19,888 (approximately US$15,888).
Our production department has completed production of 32 SOLOs as of September 20, 2018. Producing the pre-mass production SOLOs allows us to determine and assess the entire production process. Currently, we have increased our production space, organized a production line, ordered components and are in the process of fine tuning the production process through the pre-mass production SOLOs. We have entered into a manufacturing agreement with Zongshen and expect to begin mass production of the SOLO in the fourth quarter of 2018. We anticipate our production costs to be $15,000 per SOLO, providing a gross margin of 25% based on a sale price of  $19,888.
Super Solo
We also plan on launching the Super SOLO, which is a sports car model within our EV product line. The Super SOLO is intended to boast a longer range and a higher top speed, sleek, aerodynamic design and features that will rival existing super sports cars such as the Ferrari 488 and Lamborghini Gallardo.
Refundable deposits have been accepted for the planned Super SOLO and such deposits are able to be returned at any time. Mechanical development on the Super SOLO has begun and progress will determine when this and any other variants can be launched. No set date has been declared at this time. The Super SOLO is intended to be a high-performance version of the SOLO.
The Tofino

We announced on March 28, 2017, at the Vancouver International Auto Show that we intend to build the Tofino, an all-electric, two-seater roadster representing an evolution of the Intermeccanica Roadster. We are designing the Tofino to be equipped with a high-performance, all-electric motor with a top speed of 200 kph (125 mph) and a 0-100 kph (0-60 mph) in less than seven seconds. The chassis and body are expected to be made of a lightweight aerospace-grade composite with the car expected to be capable of up to 400 km (250 miles) of range on a full charge. We are accepting a refundable deposit of   $1,000 to reserve the Tofino.
Future EV candidates
We have identified other vehicles that we would like to add to our candidate list such as the “Cargo” and the “Twinn”, although no timeline has been set for their development and production. We have plans in the future to release the “Cargo,” a larger vehicle than the SOLO that is designed for use as a fleet vehicle with ample storage space which would be best suited for delivery companies such as FedEx, the United States Postal Service and Canada Post. We expect that the Cargo will offer the appropriate compartment space for fleet vehicle uses such as delivery, while offering long range capability and cleaner technology. We envision the Twinn featuring two seats, suitable for urban families, young commuters, empty nesters, and environmentally-conscious consumers.

Sources and Availability of Raw Materials
We continue to source duplicate suppliers for all of our components, and in particular, we are currently sourcing our lithium batteries from Panasonic, Samsung and LT Chem. Lithium is subject to commodity price volatility which is not under our control and could have a significant impact on the price of lithium batteries.
At present, we are subject to the supply of our chassis from one supplier for the production of the SOLO, the Super SOLO and the Tofino. We are exploring additional suppliers of the chassis to mitigate the risk of depending on only one supplier.
Patents and Licenses
We have filed patent and design applications for inventions and designs that our legal counsel deem necessary to protect our products. We do not rely on any licenses from third-party vendors at this time.
Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we rely on a combination of patent and design applications and registrations, trade secrets, including know-how, employee and third party non-disclosure agreements, copyright, trademarks and other contractual rights to establish and protect our proprietary rights in our technology and other intellectual property. As at September 20, 2018, we have five issued design registrations, seven pending design applications, and three pending international Patent Cooperation Treaty (PCT) patent applications with one of the PCT applications nationalized in five countries, which we consider core to our business in a broad range of areas related to the design of the SOLO and its powertrain. We intend to continue to file additional patent and design applications with respect to our technology and designs. Examination is proceeding with our pending patent applications, but it is not yet clear whether these applications will result in the issuance of patents or whether the examination process will require us to narrow our claims such that even if patents are granted, they might not provide us with adequate protection.

Trademarks
We primarily operate under the trademark “ELECTRA MECCANICA SOLO”, which is registered in China, the European Union and Japan and is the subject of pending applications in Canada, the United States and China. We have also registered the trademark “ELECTRA MECCANICA TOFINO” in Japan and the European Union and applied to register the trademark in Canada, the United States and China.
We have additional trademark registrations and pending applications for trademarks (other than those noted above) in Canada, China, Japan, the United States and the European Union. As of September 20, 2018, there are four pending applications in Canada, one pending application in China, and one pending application in the United States. There is also an additional registration in each of the European Union and Japan for the trademark “MONSTERRA.”
This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
Industry Overview
Investment in clean technology has been trending upwards for several years as nations, governments, and societies overall become more aware of the damaging effects that pollution and greenhouse gas emissions have on the environment. In an attempt to prevent and/or slow-down these damaging effects and create a more sustainable environment, consumers have taken to exploring and purchasing clean technology while nations and government agencies have undertaken programs to reduce greenhouse gas emissions, contribute funding into research and development in clean technology, and offer incentives/rebates for clean technology investments by businesses and consumers. EVs are a growing segment of this clean technology movement.
Electric vehicle (“EV”) is a broad term for vehicles that do not solely operate on gas or diesel. Within this alternative vehicle group, there are sub-categories of alternative vehicles that utilize different innovative technologies such as: (i) battery electric vehicles (“BEV”); (ii) fuel-cell electric vehicles (“FCV”); or (iii) plug-in hybrid electric vehicles (“PHEV”).
BEVs draw on power from battery management systems to power electric motors instead of from an internal combustion engine, a fuel cell, or a fuel tank. The Nissan Leaf, Tesla Model S, and our vehicles are BEVs.
FCVs typically utilize a hydrogen fuel cell that, along with oxygen from the air, converts chemical energy into electricity which powers the vehicle’s motor. Emissions from a FCV are water and heat, hence making FCVs true zero-emission vehicles. The Honda Clarity, Hyundai Tucson and Toyota Mirai are FCVs.
PHEVs are the hybrid vehicles that have both an electric motor and an internal combustion engine. A PHEV can alternate between using electricity while in its all-electric range and relying on its gas-powered engine. The Chevrolet Volt and the Toyota Prius are examples of PHEVs.
The popularity of EVs have also been met with difficulties in charging convenience. There are far more gas stations available than public EV charging stations. The convenience and availability of public EV charging stations may prove to be an obstacle of mass adoption of EVs.
Consumers may be afraid that their EVs may run out of charge while they are out on the road and this fear is recognized by the public and has been popularized with the term “range anxiety”. Despite this fear, the distance travelled by most urban commuters is a lot lower than the typical range of an EV. Data from Statistics Canada’s National Household Survey in 2011 reported the average Canadian takes 25 minutes to commute to work.

There currently exists different categories of charging stations depending on the voltage they provide. EV owners can often charge at home on a regular 110-volt outlet which may take between 10 hours to 20 hours depending on the model and make of the EV. This type of outlet and charging is termed level 1 charging. Level 2 charging means the voltage at the charging station is typically around 240 volts and this type of outlet is usually available at public charging stations, shopping malls and big box retailer parking lots, and even located in certain residential hi-rises. Charging at a level 2 station typically cuts down the level 1 charge time in half and may require a small fee for the service which may vary depending on the provider and the location. The following table shows approximate charge information of Level 1 and Level 2 charging stations:
	Level 1 Charging	Level 2 Charging
Electric and Power Specifications	120 Volt, 20 Amp circuit 1.4 kW	208 – 240 Volt, 40 Amp circuit* 6.2 – 7.6 kW**
Time to Fully Charge an EV with a 100-mile Battery	17 – 25 hours	4 – 5 hours
Drivers Served per Station per Day	1	3 – 4 or more
Global EV Market
EVs have been around for over one hundred years but have only recently gained widespread adoption and public interest due to open discussions of greenhouse gas emission levels, government and international policies on climate change and pollution, increased literature on EVs, fluctuating fuel costs and improved battery management systems and EV range. In addition, the market for electric vehicles has experienced significant growth in recent years due to consumer demand for vehicles that achieve greater fuel efficiency and lower environmental emissions without sacrificing performance.
Traditional automotive manufacturers have entered into the EV market to capitalize on its growth. The majority of growth in the EV market has been led by the following EV models: the Nissan Leaf, the Chevrolet Volt (PHEV), the Toyota Prius (PHEV), the Tesla Model S and the Mitsubishi Outlander (PHEV). Four of the five models above are made by traditional automotive manufacturers, and the fifth is made by Tesla Motors, one of several manufacturers that are solely devoted to the manufacturing of EVs.
The global stock of EVs has increased significantly over the past few years. According to the International Energy Agency (the “IEA”), the global stock of electric cars first crossed the one million vehicle threshold in 2015 and then crossed the two million vehicle threshold in 2016.
Likewise, the IEA has reported that the global stock of BEVs, the type of vehicles we mass producing, increased on a worldwide basis from about 746,000 in 2015 to approximately 1,209,000 in 2016, an increase of approximately 62.1%.

We anticipate that the trend of increasing EV sales will continue in the near future. The IEA believes that there is a good possibility that the global electric car stock will range between 9 million and 20 million by 2020 and between 40 million and 70 million by 2025.
North American EV Market
We anticipate that our primary target market shall initially be North America, with a focus on the West Coast. Sales of EVs in North America have mirrored the global increase in sales of EVs. According to the IEA, the sale of BEVs in the United States increased by 22% between 2015 and 2016 and by 19% in Canada during the same period.
According to data compiled by EVAdoption.com, in 2016, sales of EVs in six U.S. states and the District of Columbia comprised 1% or more of total auto sales in that jurisdiction. At 3.66% for the year, California had nearly double the next highest EV purchase rate in any U.S. state.
Further according to data compiled by EVAdoption.com, California consumers purchased 12% of autos in the United States, but bought more than 50% of all EVs in the United States. In essence, Californians are buying at four times the national rate while Oregon and Washington buy at a bit more than two times the national rate. The amount BEVs sold in California as a percentage of all EVs sold there has steadily increased from 1.3% in 2013 to 2.7% in the first quarter of 2017.

The following table sets out data on PHEV and BEV sales in the United States in 2016 as broken out for select states.
PHEV and BEV Sales January – December, 2016 US by State
State	EV Sales #	EV Sales % of US	Sales % W/O Calif.	EVs % of State Sales	% of New US Car Regist.	Relative to Actual Sales
California	73,854	50.7%	N/A	3.66%	12%	422.79%
Oregon	3,486	2.4%	4.9%	1.93%	1.1%	217.70%
Washington	5,363	3.7%	7.5%	1.81%	1.70%	216.71%
Hawaii	1,224	0.8%	1.7%	1.39%	0.50%	168.17%
Vermont	514	0.4%	0.7%	1.32%	0.20%	176.55%
District of Columbia	405	0.3%	0.6%	1.05%	N/A	N/A
Colorado	2,711	1.9%	3.8%	1.00%	1.60%	116.40%
Connecticut	1,511	1.0%	2.1%	0.85%	1.00%	103.80%
Massachusetts	2,905	2.0%	4.1%	0.80%	2.10%	95.03%
New Jersey	3,980	2.7%	5.5%	0.67%	3.50%	78.12%
New York	6,043	4.2%	8.4%	0.58%	6.00%	69.19%
Florida	6,255	4.3%	8.7%	0.47%	7.80%	55.09%
Georgia	2,435	1.7%	3.4%	0.47%	3.00%	55.76%
Illinois	2,688	1.8%	3.7%	0.41%	3.90%	47.35%
Michigan	2,482	1.7%	3.5%	0.41%	3.70%	46.08%
Texas	4,510	3.1%	6.3%	0.29%	8.90%	34.81%
All Other States	25,204	17.3%	35.1%
All States	145,570	100.0%	71,716

Data Sources: Alliance of Automobile Manufacturers; National Automobile Dealers Association;
Chart: EVAdoption.com
Commuter market
We designed the SOLO with a view to attracting commuters who use a personal vehicle by cutting their commuting costs and reducing their environmental footprint. We believe that a substantial number of commuters will find the capacity of our EVs attractive in comparison to cars designed to carry more people, including the approximately 83% of Canadians who commute daily to and from work using personal vehicles. As cars designed to carry between four and eight people generally weigh substantially more than those that carry one or two people, they require more fuel or energy to operate. This significant mismatch between capacity and utilization leads to a significant excess of traffic and pollution and higher operating costs.
Although consumers may be afraid that their EVs may run out of charge while they are out on the road, the average U.S. commute was only 26.4 minutes in 2015. The 100 mile range of our SOLO on a full charge would more than cover such a round-trip commute.
Government Support
There has been a growing trend for governments as a matter of public policy to favor EVs. This has taken the form of initiatives aimed at improving transit, financial incentives for the purchase of EVs and financial incentives for the manufacture of EVs.
Initiatives to Improve Transit
Many localities try to reduce or regulate traffic, particularly in places where there is high population density, chronic congestion, narrow roads and limited urban space. While these initiatives might be onerous to owners of traditional internal combustion engine vehicles, they often exempt or partially exclude EVs.

These initiatives include various forms of congestion charging (which often exempt or provide discounts for EVs), priority lanes for high-occupancy vehicles and EVs, restrictions on new registrations of vehicles (excluding EVs) and subsidies for the installation of public charging stations for EVs.
Going further than restrictions on cars fueled by petrol or diesel, several European countries and cities are formulating programs that would actually ban them. Norway’s Minister for the Environment expects to implement a ban on the sale of cars that are not EVs by 2025. President Macron of France has vowed to eliminate the sale of cars with internal combustion engines in France by 2040, and city hall in Paris has called for a ban all cars with traditional combustion engines from its streets by 2030. In the United Kingdom, the government has announced a strategy that calls for sales of new gas and diesel cars and vans to end by 2040.
Purchaser Incentives
To promote the purchase of EVs, many state and local governments offer financial incentives to purchasers. These incentives can take the form of rebates, tax credits or the elimination or reduction of sales tax. Financial incentives available in selected North American jurisdictions for the purchase of EVs are set out in the following table:
	U.S. Federal	California	New York	British Columbia	Ontario	Quebec
Tax credit	US $7,500	—	—	—	—	—
Rebate	—	US $2,500	US $2,000	$5,000	$14,000	$8,000
Although these financial incentives may not continue at this level or at all, we believe that our EVs would currently qualify for these tax credits and rebates.
Several jurisdictions offer similar financial incentives for the purchase and installation of home charging stations for EVs.
Manufacturing Incentives
To promote the manufacture and development of EVs, many federal, state and local governments provide financial incentives to EV companies. These incentives can take the form of tax credits or grants. In 2017, we received $193,534 in government grants related to Canada’s Industrial Research Assistance Program administered by the National Research Council and $111,380 in a Scientific Research and Experimental Development grant. We will continue to apply for grants where we believe warranted.
Competitive Advantages & Operational Strengths
The EV market is evolving and companies within it must be able to adapt without jeopardizing the timing, quality or quantity of their products. Other manufacturers have entered the electric vehicle market and we expect additional competitors to enter this market within the next several years. As they do, we expect that we will experience significant competition. With respect to the SOLO, we also face strong competition from established automobile manufacturers, including manufacturers of EVs such as the Tesla Model S, the Chevrolet Volt and the Nissan Leaf.
We believe the primary competitive factors in our market include but are not limited to:
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technological innovation;

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product quality and safety;

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service options;

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product performance;

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design and styling;

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brand perception;

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product price; and

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manufacturing efficiency.

Most of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products. Virtually all of our competitors have more extensive customer bases and broader customer and industry relationships than we do. In addition, almost all of these companies have longer operating histories and greater name recognition than we do. Our competitors may be in a stronger position to respond quickly to new technologies and may be able to design, develop, market and sell their products more effectively.
Furthermore, certain large manufacturers offer financing and leasing options on their vehicles and also have the ability to market vehicles at a substantial discount, provided that the vehicles are financed through their affiliated financing company. We do not currently offer any form of direct financing on our vehicles. The lack of our direct financing options and the absence of customary vehicle discounts could put us at a competitive disadvantage.
We expect competition in our industry to intensify in the future in light of increased demand for alternative fuel vehicles, continuing globalization and consolidation in the worldwide automotive industry. Our ability to successfully compete in our industry will be fundamental to our future success in the EV market and our market share. We might not be able to compete successfully in our market. If our competitors introduce new cars or services that compete with or surpass the quality, price or performance of our vehicles or services, we may be unable to satisfy existing customers or attract new customers at the prices and levels that would allow us to generate attractive rates of return on our investment. Increased competition could result in price reductions and revenue shortfalls, loss of customers and loss of market share, which could harm our business, prospects, financial condition and operating results.
We believe that our experience, production capability, product offering and management give us the ability to successfully operate in the EV market in a way that our competitors cannot. In particular, we believe that we have a number of competitive advantages:
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extensive in-house development capabilities:   Our recent acquisition of Intermeccanica International Inc. (“IMI”) enables us to leverage IMI’s extensive 59 years of experience in vehicle design, manufacture, sales and customer support. IMI’s former owner is our Chief Operating Officer and one of our directors and, together with his family, is the second largest shareholder in our company. We have integrated IMI’s staff with the research and development team that we had prior to the acquisition to develop and enhance current and future model offerings;

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in-house production capabilities:   We have the ability to manufacture our own products on a non-commercial scale. As of August 2018, we have produced 30 SOLOs at our facilities in Vancouver, British Columbia. We will continue to produce two to four SOLOs per month as needed and to develop prototypes of our other EVs;

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commercial production of the SOLO anticipated to commence in the fourth quarter of 2018:   We have an agreement with Zongshen whereby they have agreed to produce 5,000 SOLOs in the first twelve months after the start of production, 20,000 cars in the next twelve months and 50,000 cars in the twelve months after that; and

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unique product offering:   Although the proposed retail price of the SOLO, $19,888 (US$15,888), is far below that of what we deem to be our principal competitors, we believe that the SOLO compares favorably as set out in the table below:

	ElectraMeccanica SOLO	Smart Electric	Tesla Model 3	Chevrolet Volt	Nissan Leaf
Price	US$15,888	US$28,750	Up to US$56,500	US$33,220+	US$29,990
Electric only miles	Up to 100 miles	Up to 76 miles	Up to 310 miles	Up to 53 miles	Up to 150 miles
Price per Mile	US$155/mile	US$378/mile	US$182/mile	US$627/mile	US$199/mile
Top Speed	85/mph	83/mph	130/mph	100/mph	93/mph
Full charge Time	3 hours on a 240 volt outlet	6 hours on a 240 volt outlet	13.85 hours on a 240 volt outlet	4.5 hours on a 240 volt outlet	4 hours on a 7kW charging point
Vehicle Class	Micro	Sub-compact	Compact	Compact	Compact
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management expertise:   We have selected our management with an eye towards providing us with the business and technical expertise needed to be successful. Our Chief Executive Officer, Jerry Kroll, and our President and Chief Operating Officer, Henry Reisner, used their love of automobiles to devise the concept for the SOLO. Mr. Kroll has an extensive background working in small businesses and start-ups. We have supplemented their expertise by adding officers and directors with corporate, accounting, legal and other strengths.

Strategy
Our near-term goal is to commence and expand sales of the SOLO while continuing to develop our other EVs. We intend to achieve this goal by:
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beginning commercial production of the SOLO:   We anticipate that Zongshen will begin producing the SOLO in the fourth quarter of 2018 and that we will complete our first sale shortly thereafter. Zongshen is contracted to make 75,000 SOLOs in the first three years of production;

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increasing orders for our EVs:   As of September 20, 2018, we have received deposits for 941 vehicles (including 788 SOLOs and 127 Tofinos) from individuals. As part of our “Match My Deposit” program, we offer customers who have placed deposits for other electric vehicles a credit of up to $1,000 towards the purchase of a SOLO, which is initially credited towards the buyers’ deposit. 212 of the 875 vehicle deposits that we have received through September 20, 2018 result from the “Match My Deposit” program. Additionally, we have entered into non-binding letters of interest for approximately 63,239 corporate orders (22,242 SOLOs and 40,997 Tofinos) for which we have letters of credit for $300 million for SOLOs and $837 million for Tofinos. We cannot guarantee that a significant number of these orders, if any, will become binding or result in sales. We have achieved this order book through online “direct sales to customers and corporate sales” platform as well as a store and show room at our headquarters in Vancouver. We plan on expanding this model and will be opening similar stores in key urban areas. We are currently negotiating our first U.S. corporate store located in Los Angeles;

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having sales and services supported by local corporate dealerships:   We will monitor all cars in real time via telematics which provides early warning of potential maintenance issues; and

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expanding our product offering:   In parallel with the production and sale of the SOLO, we aim to continue the development of our other proposed products, including the Tofino, a two seater sports car in the expected price range of   $50,000 to $60,000 with an estimated production date of late 2019, the Cargo, a fleet vehicle with ample storage space with an estimated production date of 2020 and the eRoadster, a two seat sportscar for which we have an existing prototype.

Our showroom in Vancouver, British Columbia
Manufacturing Plan
As of September 20, 2018, we have built 32 pre-mass production SOLOs. We have used some of these vehicles as prototypes, have delivered ten to customers upon payment of the purchase price and have used others as test drive models in our showroom. At our facilities located in British Colombia, we can manufacture approximately two to four vehicles per month. Our ability to build EVs at our own facilities has been enhanced by our recent acquisition of Intermeccanica which has over 50 years of custom car manufacturing expertise. Intermeccanica commenced operations during 1959 in Turin, Italy selling speed equipment kits. This led to the production of a Formula Junior racer and eventually to the first unique bodied, hand assembled road car called the InterMeccanica Puch or IMP (21). The car competed at the Nurburgring, a 13.75 mile race circuit in Germany, where it won its 500 cc class. The success of the IMP led Intermeccanica to build the Apollo (101), Griffith (14), Italia (500) and Indra (125) during the period 1959 to 1975. Thereafter, Intermeccanica moved to North America where it started to construct the Porsche 356 Speedster replica and later Intermeccanica moved to Vancouver, Canada, where it developed the tooling to produce the Roadster RS based on the 1959 Porsche 356 D, Intermeccanica incorporated its own tubular chassis in 1986 and offered various powertrains from the original VW air-cooled engine to a six-cylinder engine from a Porsche 911. Intermeccanica, throughout its operating history, has built approximately 2,500 vehicles.
To enable us to mass produce our EVs, we have entered into a manufacturing agreement with Zongshen located in Chongqing, China. Under the agreement, Zongshen has begun the process of establishing tooling and has contracted to produce 75,000 SOLO vehicles. Zongshen is the wholly-owned subsidiary of Zongshen Industrial Group Co. Ltd., an affiliate of Zongshen Power Machinery Co., Ltd., which is a large-scale scientific and technical enterprise capable of researching, developing, manufacturing and selling a diverse range of motorcycles and motorcycle engines in China. Its products include over 130 models of two-wheeled motorcycles, electric motorcycles, three-wheeled motorcycles, cross-country vehicles and ATVs with motors ranging from 35CC to 500CC. Zongshen Power has been an industry leader for many successive years with a stated production of over four million motorcycle engines annually. Zongshen has purchased $1,017,532 of our common shares and warrants to purchase common shares from us and beneficially owns approximately 10.08% of our common shares. We expect to begin sales of SOLOs in the fourth quarter of 2018. We anticipate that Zongshen will produce up to 5,000 of our cars in the first full year of production, 20,000 of our cars in the second full year of production and 50,000 of our cars in the third full year of production.

Marketing Plan
We recognize that marketing efforts must be focused on customer education and establishing brand presence and visibility which is expected to allow our vehicles to gain traction and subsequently gain increases in orders. Marketing and promotional efforts must emphasize the SOLO’s image as an efficient, clean, and affordable EV for the masses to commute on a daily basis. If we can successfully promote the SOLO on these points, we expect growth in sales and customer base to occur rapidly.
A key point to the marketing plan is to target metropolitan cities with high population density, expensive real estate, high commuter traffic load, and pollution levels which are becoming an enormous concern. Accordingly, our management has identified cities in Canada and the United States that fit the aforementioned criteria and have plans to seek out suitable locations in the following cities for additional showrooms in the fourth quarters of 2018: Toronto; Seattle; Los Angeles; San Francisco; and Manhattan.
Key aspects of our marketing plan are highlighted below. We plan to develop a marketing strategy that will generate interest and media buzz based on the SOLO’s selling points.
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Organic engagement on social media with engaging posts aimed to educate the public about EVs and develop interest in our SOLO, which to date has had positive traction.

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Earned media — we have already received press coverage from several traditional media sources and expect these features and news stories to continue as we embark on our commercial launch.

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Investor Relations/Press Releases — our in-house investor relations team will provide media releases/kits for updates and news on our progress.

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Industry shows and events — we displayed the SOLO at the Vancouver International Autoshow in March 2017, the Consumer Electronics Show in Las Vegas in January 2018 and the Vancouver International Autoshow in March 2018. Promotional merchandise giveaways will enhance and further solidify our branding in consumer minds. Computer stations and payment processing software will be readily on hand at to accept SOLO reservations.

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First-hand experience — Test-drives and public viewings are available at our existing showroom in the Vancouver downtown core.

We anticipate that our marketing strategy and tactics will evolve over time as our SOLO gains momentum and we identify appropriate channels and media that align with our long-term objectives. In all of our efforts, we plan to focus on the features that differentiate our SOLO from the existing EVs on the market.
Reservation System
We have an online reservation system which allows a potential customer to reserve a SOLO by paying a refundable $250 deposit, a Super SOLO by paying a refundable $1,000 deposit and a Tofino by paying a refundable $1,000 deposit. Once reserved, the potential customer is allocated a reservation number and the reservation will be fulfilled as the respective vehicles are produced. As of September 20, 2018, we have received deposits for 788 SOLOs, and 127 Tofinos. In addition, we have received non-binding letters of intent for 63,239 vehicles from corporate entities that are not required to make a deposit.
We will earn revenue once a vehicle has been delivered to the customer who has pre-ordered their vehicle. Each order is placed in line as received and fulfilled once the vehicle becomes available. The customer may, at any time, for any reason, cancel their order and have their deposit returned. We do not consider any order as being secured until the vehicle has been delivered and full receipt of the remaining balance of the vehicle purchase price has been received.
Sales and Service Model
Sales Model
We sell our vehicles online via our website (www.electrameccanica.com) while we develop our planned corporate owned dealerships in key markets and franchise dealer network in other market areas. As each franchise dealer is established, any vehicles sold within such dealers designated territory will be delivered to such dealer to fulfill online orders as well as such franchise dealer’s orders.

In July 2018, we leased a facility in Los Angeles, California, where we plan to establish and operate our first corporate owned dealership. We plan to promote our brand, attract new customers and showcase and sell our electric vehicles through our dealership.
We are unable to identify where we hope to establish franchise dealers as opposed to corporate owned dealerships. The establishment of franchise dealers will depend on regional demand, available candidates and local regulations. We are currently accepting expressions of interest and applications for franchised dealerships from individuals, and do not have any franchise or dealer agreements. Our vehicles will initially be available directly from us.
We plan to only establish and operate corporate owned dealerships in those states in the United States that do not restrict or prohibit certain retail sales models by vehicle manufacturers. In all other instances, we plan to establish franchise dealerships to comply with local regulations.
Service Model
We plan to have our vehicles serviced through our corporate and franchised dealerships.
Government Regulation
As a vehicle manufacturer established in Canada, we are required to ensure that all vehicle production meets applicable safety and environmental standards. Issuance of the National Safety Mark (the “NSM”) by the Minister of Transport for Canada will be our authorization to manufacture vehicles in Canada. Receipt of the NSM is contingent on us demonstrating that our vehicles are designed and manufactured to meet or exceed the applicable sections of the Canadian Motor Vehicle Safety Act (C.R.C. Chapter 1038) and that appropriate records are maintained. Unique to Canada, the SOLO and the Super SOLO are under the three-wheeled vehicle category and are subject to the safety standards listed in Schedule III of the Canadian Motor Vehicle Safety Regulations (“CMVSR”), which can be found at (http://laws-lois. justice.gc.ca/ eng/regulations/C.R.C.,_c._1038/section-sched3.html). For sale into the United States, we and our vehicles must meet the applicable parts of the U.S. Code of Federal Regulations (“CFR”) Title 49 — Transportation. This includes providing Manufacture Identification information (49 CFR Part 566), VIN-deciphering information (49 CFR Part 565), and certifying that our vehicles meet or exceeds the applicable sections of the Federal Motor Vehicle Safety Standards (40 CFR Part 571) and Environmental Protection Agency noise emission standards (40 CFR 205). Since the U.S. regulations do not have a specific class for three-wheeled ‘autocycles’, the SOLO and the Super SOLO fall under the definition of a motorcycle pursuant to Sec. 571.3 of 49 CFR Part 571.
We obtained U.S. compliance certification for the SOLO in the first quarter of 2018 at a testing facility in Quebec, Canada. Compliance certification of the SOLO for Canada began in 2018, and we estimate, depending on the weather and results, that it will be complete in late 2018 or early 2019.
Within the three wheel vehicle classification in Canada, CMVSR Standard 305 sets out the regulation for prevention of injury to the occupant during and after a crash as related to the vehicle’s batteries. Under this standard, the security and integrity of electric drive system components and their isolation from the occupant are evaluated in the course of a frontal barrier crash test in accordance with Technical Standard Document No. 305. There is no such regulation applicable to the motorcycle category under the U.S. regulations.
Although the SOLO and the Super SOLO fall under the definition of a motorcycle under U.S. regulations, a motorcycle license is not required to drive them in all but Arkansas, New York, Maine and Massachusetts where motorcycle helmets must be worn while operating.
Research and Development
We have allocated substantial resources in developing our first vehicles. We expended $4,430,386 during the fiscal year ended December 31, 2017, $2,778,295 during the fiscal year ended December 31, 2016 and $1,560,177 during the three months ended March 31, 2018 on research and development costs which include labor and materials.

Employees
As of September 20, 2018, we employed a total of 51 full-time and seven part-time people at our principal executive offices in Vancouver, British Columbia. None of our employees are covered by a collective bargaining agreement.
The breakdown of full-time employees by main category of activity is as follows:
Activity	Number of Full-Time Employees
Engineering/R&D	35
Sales & Marketing	5
General & Administration	5
Executives	6
Property, Plants and Equipment
Our principal office is located at 102 East 1st Avenue, Vancouver, British Columbia, Canada, V5T 1A4. On July 25, 2015, we together with Intermeccanica as tenants entered into a light industrial lease agreement with Cressey (Quebec Street) Development LLP (the “Landlord”) for the premises located at 102 East 1st Avenue, Vancouver, British Columbia. The lease agreement is for a term of five years which commenced on November 1, 2015, with a monthly minimum rent of  $3,918.86 plus additional rent, which includes operating costs, property taxes, utilities and a management fee of 4% of the minimum rent for the particular lease year. The leased premises is 7,235 sq. ft. in size and we are not allowed to assign the lease or grant a sublease of the whole or any part of the leased premises without the written consent of the Landlord.
Currently, our development and manufacturing facility is located at 47 Braid Street, New Westminster, British Columbia, Canada and is capable of producing four to ten SOLOs per month. Our existing production facilities are being used to build SOLOs and for the development of the Super SOLO, and they are adequate for production of the low volume required for the Super SOLO. We together with Intermeccanica as tenants entered into a lease agreement with Astron Realty Group Inc. for Unit 47, which commenced on August 1, 2016 and expires on July 31, 2020. Unit 47 is approximately 7,270 sq. ft. and the minimum rent per month is $3,938 until July 31, 2017 and $4,089 from August 1, 2017 to July 31, 2020, and we are responsible for all associated lease costs such as strata fees, property taxes, utility fees and other charges associated with the occupancy of such premises.
We are considering building a production facility. Our management has met with several groups to discuss the possibility of a production facility located in Canada and internationally. Ideally, the new production facility will be 50,000 to 200,000 square feet, which will support production of 25,000 to 50,000 SOLOs per year. We have also consulted an automotive process design company, which will form a suitable manufacturing flow production process and facility layout for our anticipated 10 production lines that will maximize labor and equipment usage and minimize manufacturing and assembly time. Our management estimates the full assembly of a SOLO in such a new production facility will take approximately four hours. An example of the layout of the new production facility is presented below. We estimate that the cost of the machinery to equip a new production facility will range from $10 million to $15 million for the assembly of vehicles. Experts in the field of designing and equipping a manufacturing facility presented to us that a facility of 50,000 to 200,000 square feet will be able to produce between 25,000 to 50,000 vehicles per year. The level of automation will determine if the equipment cost will be on the lower-end of the range ($10 million) for a semi-automated facility, to the upper-end of the range ($15 million) for a fully automated facility. While it is difficult to forecast any sales, we believe that there are enough expressions of interest to utilize the production capabilities of the above mentioned facility. A commitment to such a facility will only occur after initial deliveries occur and we can establish a clear market demand for the SOLO.

We leased a facility in Los Angeles, California, where we plan to establish and operate our first corporate owned dealership. Our subsidiary, EMV Automotive USA Inc., entered into a standard industrial/commercial lease agreement with Ventura-NMS, LLC. LLP (the “Landlord”) for the premises located at 11647-11685 Ventura Boulevard, Studio City, Los Angeles, California. The lease is for a term of three years and two months commencing July 15, 2018 and ending August 31, 2021. We were granted early possession and rent payments did not commence until September 1, 2018. For the period from September 1, 2018 to November 30, 2018, rent will be US$13,000 per month. For the period from December 1, 2018 to August 31, 2019, rent will be US$29,000 per month. For the period from September 1, 2019 to August 31, 2020, rent will be US$29,870 per month. For the period from September 1, 2020 to August 31, 2021, rent will be US$30,776.10 per month. We are also responsible for utility fees, insurance, common area expenses, property tax, and other charges associated with the occupancy of such premises. The leased premises consist of two buildings totaling 9,600 square feet on approximately 43,390 square feet of land. We are not allowed to assign the lease or grant a sublease of the whole or any part of the leased premises without the written consent of the Landlord. We or the landlord has a right to cancel the lease with 90 days prior written notice to the other party. Cancellations are only permitted after January 15, 2020, the 18th month of the lease term.
Intermeccanica Business
In October 2017, we acquired Intermeccanica. In addition to the manufacturing and design experience that the acquisition provided us, we acquired a business of custom car manufacturing. Intermeccanica, throughout its operating history, has built approximately 2,500 vehicles, and in the year ended December 31, 2017, Intermeccanica sold eight vehicles. We intend to continue the legacy business of Intermeccanica, but we do not envision that it will be central to our operations, represent a material portion of our revenue if we develop our business as planned or account for a material portion of our expenses.
Legal Proceedings
We are not involved in, or aware of, any legal or administrative proceedings contemplated or threatened by any governmental authority or any other party that is likely to have a material adverse effect on our business. As of the date of this prospectus, no director, officer or affiliate is a party adverse to us in any legal proceeding, or has an adverse interest to us in any legal proceeding.

MATERIAL AGREEMENTS
We have not entered into any material agreements other than in the ordinary course of business and other than those described below or in this prospectus.
Lease Agreement
Together with our subsidiary, Intermeccanica, we entered into a lease agreement with Cressey (Quebec Street) Development LLP (the “Landlord”) to jointly lease the premises located at 102 East 1st Avenue, Vancouver, British Columbia, Canada, V5T 1A4. The term of the lease is 60 months commencing November 1, 2015. We will pay half of the lease costs, including fees, taxes, and other charges associated with occupancy, to a maximum amount of  $4,000 per month or $48,000 per year, paid in equal monthly installments. We will provide additional payment for any additional expenses incurred by Intermeccanica and us pursuant to the lease. Beginning August 1, 2015, we will also pay 25% of the costs associated with Intermeccanica’s existing lease at 39 Braid Street, New Westminster, British Columbia, Canada. We also advanced $10,000 (and whatever else is reasonably agreed upon mutually) to Intermeccanica prior to occupancy, which was used for improvement costs. We are not be able to sublease the premises.
In addition, our subsidiary, EMV Automotive USA Inc., entered into a standard industrial/commercial lease agreement with Ventura-NMS, LLC. LLP (the “Landlord”) for the premises located at 11647-11685 Ventura Boulevard, Studio City, Los Angeles, California, where we plan to establish and operate our first corporate owned dealership. The lease is for a term of three years and two months commencing July 15, 2018 and ending August 31, 2021. We were granted early possession and rent payments did not commence until September 1, 2018. For the period from September 1, 2018 to November 30, 2018, rent will be US$13,000 per month. For the period from December 1, 2018 to August 31, 2019, rent will be US$29,000 per month. For the period from September 1, 2019 to August 31, 2020, rent will be US$29,870 per month. For the period from September 1, 2020 to August 31, 2021, rent will be US$30,776.10 per month. We are also responsible for utility fee, insurance, common area expenses, property tax, and other charges associated with the occupancy of such premises. The leased premises consist of two buildings totaling 9,600 square feet on approximately 43,390 square feet of land. We are not allowed to assign the lease or grant a sublease of the whole or any part of the leased premises without the written consent of the Landlord. We or the landlord has a right to cancel the lease with 90 days prior written notice to the other party. Cancellations are only permitted after January 15, 2020, the 18th month of the lease term.
SOLO Manufacturing Agreement
On October 2, 2017, we announced a manufacturing agreement with Zongshen to produce 75,000 SOLO all-electric vehicles. We anticipate the production will commence in the third quarter of 2018 and that the 75,000 SOLOs under the agreement will be completed in the three years from the commencement of production. Specifically, the plan calls for the production of 5,000 SOLOs in 2018; 20,000 in 2019; and 50,000 in 2020. Under the agreement we agreed to reimburse Zongshen for (i) the cost of the prototype tooling and molds estimated to be $1.8 million, of which 90% has been paid, and (ii) the mass production tooling and molds estimated to be $7.8 million (USD$6.0 million) , which shall be payable 50% (36% has been paid) when Zongshen commences manufacturing the tooling and molds (which we expect will be in the third quarter of 2018), 40% when Zongshen completes manufacturing the tooling and molds (which we expect will be in the third quarter of 2018), and 10% upon delivery to us of the first production vehicle (which we expect will be in the fourth quarter of 2018).
Share Pledge Agreement
In connection with the manufacturing agreement with Zongshen, on October 16, 2017, Jerry Kroll, our CEO and Chairman, entered into a Share Pledge Agreement to guarantee the payment by us for the cost of the prototype tooling and molds estimated to be $1.8 million to Zongshen through the pledge of 400,000 of our common shares at a deemed price of US$4.00. We have agreed to reimburse Mr. Kroll on a one-for-one basis for any pledged shares realized by Zongshen under the Share Pledge Agreement.
Share Purchase Agreement
On October 18, 2017 we entered into the SPA to acquire Intermeccanica, which replaced the Joint Operating Agreement. Under the SPA, we agreed to purchase all the shares of Intermeccanica for

$2,500,000. In addition to an initial payment of  $100,000 in 2016, during the nine months ended September 30, 2017 an additional $200,000 was paid. On October 18, 2017, we paid $700,000, and entered into a Note for the balance of   $1,500,000 of the Purchase Price. On January 28, 2018, we paid off all of the principal and interest due on the Note for $1,520,548.

RECENT DEVELOPMENTS
On August 13, 2018, the Company closed an underwritten public offering of an aggregate of 2,353,000 common shares of the Company, and Registered Warrants to purchase up to an aggregate of 4,706,000 common shares (not including any warrants that may be sold pursuant to the underwriters’ over-allotment option), at a combined public offering price of US$4.25 per unit, for gross proceeds of approximately US$10 million. Each unit comprised of one common share and two Registered Warrants. Each Registered Warrant is exercisable for five years from issuance and has an exercise price equal to US$4.25. The Company received net proceeds (after deducting underwriting discounts and commissions and other offering fees and expenses) of approximately US$9.1 million from the offering.
On August 23, the Company closed the exercise of the over-allotment option of an aggregate of Registered Warrants to purchase up to 705,900 common shares of the Company, at a price of US$0.01 per Registered Warrants, for a gross proceeds of approximately US$7,059. The Company received net proceeds (after deducting underwriting discounts and commissions and other offering fees and expenses) of approximately US$6,565 from the over-allotment sale.
During the period from the closing of the public offering to September 21, 2018, the Company issued a total of 30,000 common shares upon exercise of warrants by two investors in previous private placements. The Company also issued 37,385 common shares to McMillan LLP for debt settlement, and 100,000 common shares to The Governance Box, Inc. in consideration for a consulting agreement.

RISK FACTORS
An investment in our securities carries a significant degree of risk. You should carefully consider the following risks, as well as the other information contained in this prospectus, including our historical and pro forma financial statements and related notes included elsewhere in this prospectus, before you decide to purchase the securities. Any one of these risks and uncertainties has the potential to cause material adverse effects on our business, prospects, financial condition and operating results which could cause actual results to differ materially from any forward-looking statements expressed by us and a significant decrease in the value of our common shares. Refer to “Forward-Looking Statements”.
You should read the prospectus supplement and the documents incorporated herein by reference to see if there are additional risks that have arisen since the date of this prospectus or are specific to the terms of an offering
We may not be successful in preventing the material adverse effects that any of the following risks and uncertainties may cause. These potential risks and uncertainties may not be a complete list of the risks and uncertainties facing us. There may be additional risks and uncertainties that we are presently unaware of, or presently consider immaterial, that may become material in the future and have a material adverse effect on us. You could lose all or a significant portion of your investment due to any of these risks and uncertainties.
Risks Related to our Business and Industry
We have a limited operating history and have generated minimal revenues.
Our limited operating history makes evaluating our business and future prospects difficult. We were formed in February 2015, and we have not yet begun mass production or the commercial delivery of our first vehicle. As of September 2018, we have no revenues from the sale of electric vehicles as any amounts received from the sale of our pre-mass production electric vehicles were netted off against research and development costs as cost recovery and minimal revenue from the sale of custom cars. We intend to derive revenues from the sales of our SOLO vehicle, our Super SOLO vehicle, our Tofino vehicle and other intended electric vehicles. The SOLO and Tofino are in development, and we do not expect to start delivering to the SOLO customers until the fourth quarter of 2018 or to the Tofino customers until 2019. Our vehicles require significant investment prior to commercial introduction and may never be successfully developed or commercially successful.
We expect that we will experience an increase in losses prior to the launch of the SOLO, the Super SOLO or the Tofino.
For the fiscal year ended December 31, 2017, we generated a net and comprehensive loss of $11,366,372, bringing our accumulated deficit to $21,335,552, and for the three-month period ended March 31, 2018, we generated a net and comprehensive loss of  $2,403,974, bringing our accumulated deficit to $23,739,526. We anticipate generating a significant loss for the current fiscal year. The independent auditor’s report on our audited financial statements includes an explanatory paragraph relating to our ability to continue as a going concern.
We have minimal revenues, are currently in debt and expect significant increases in costs and expenses to forestall profits for the foreseeable future, even if we generate revenues in the near term. Even if we are able to successfully develop the SOLO, the Super SOLO or the Tofino, they might not become commercially successful. If we are to ever achieve profitability we must have a successful commercial introduction and acceptance of our vehicles, which may not occur.
We expect the rate at which we will incur losses to increase significantly in future periods from current levels as we:
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design, develop and manufacture our vehicles and their components;

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develop and equip our manufacturing facility;

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build up inventories of parts and components for the SOLO, the Super SOLO and the Tofino;

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open Electrameccanica stores;

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expand our design, development, maintenance and repair capabilities;

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develop and increase our sales and marketing activities; and

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develop and increase our general and administrative functions to support our growing operations.

Because we will incur the costs and expenses from these efforts before we receive any revenues with respect thereto, our losses in future periods will be significantly greater than the losses we would incur if we developed the business more slowly. In addition, we may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in profits or even revenues, which would further increase our losses.
We currently have negative operating cash flows, and if we are unable to generate positive operating cash flows in the future our viability as an operating business will be adversely affected.
We have made significant up-front investments in research and development, sales and marketing, and general and administrative expenses to rapidly develop and expand our business. We are currently incurring expenditures related to our operations that have generated a negative operating cash flow. Operating cash flow may decline in certain circumstances, many of which are beyond our control. We might not generate sufficient revenues in the near future. Because we continue to incur such significant future expenditures for research and development, sales and marketing, and general and administrative expenses, we may continue to experience negative cash flow until we reach a sufficient level of sales with positive gross margins to cover operating expenses. An inability to generate positive cash flow until we reach a sufficient level of sales with positive gross margins to cover operating expenses or raise additional capital on reasonable terms will adversely affect our viability as an operating business.
To carry out our proposed business plan to develop, manufacture, sell and service electric vehicles, we will require a significant amount of capital.
To carry out our proposed business plan for the next twelve months, we estimate that we will need approximately $12.9 million. If the funds from this offering and revenue from the sale of our cars, if any, are not sufficient to cover our cash requirements, we will need to raise additional funds through the sale of our equity securities, in either private placements or additional registered offerings, and shareholder loans. If we are unsuccessful in raising enough funds through such capital-raising efforts, we may review other financing possibilities such as bank loans. Financing might not be available to us or, if available, only on terms that are not acceptable to us.
Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our current corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct our business as projected, both of which could mean that we would be forced to curtail or discontinue our operations.
Terms of subsequent financings may adversely impact your investment.
We may have to engage in common equity, debt, or preferred stock financing in the future. Your rights and the value of your investment in our securities could be reduced. Interest on debt securities could increase costs and negatively impacts operating results. Preferred stock could be issued in series from time to time with such designation, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of common shares. Likewise, if we issue warrants as part of any future financing, the terms of those warrants could be more advantageous to those investors than to the holders of warrants to be issued herein. In addition, if we need to raise more equity capital from the sale of common shares, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment. Common shares which we sell could be sold into any market which develops, which could adversely affect the market price.

Our future growth depends upon consumers’ willingness to adopt three-wheeled single passenger electric vehicles.
Our growth highly depends upon the adoption by consumers of, and we are subject to an elevated risk of any reduced demand for, alternative fuel vehicles in general and electric vehicles in particular. If the market for three-wheeled single passenger electric vehicles does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition and operating results will be negatively impacted. The market for alternative fuel vehicles is relatively new, rapidly evolving, characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new vehicle announcements and changing consumer demands and behaviors. Factors that may influence the adoption of alternative fuel vehicles, and specifically electric vehicles, include:
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perceptions about electric vehicle quality, safety (in particular with respect to lithium-ion battery packs), design, performance and cost, especially if adverse events or accidents occur that are linked to the quality or safety of electric vehicles;

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perceptions about vehicle safety in general, in particular safety issues that may be attributed to the use of advanced technology, including vehicle electronics and braking systems;

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the limited range over which electric vehicles may be driven on a single battery charge;

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the decline of an electric vehicle’s range resulting from deterioration over time in the battery’s ability to hold a charge;

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concerns about electric grid capacity and reliability, which could derail our efforts to promote electric vehicles as a practical solution to vehicles which require gasoline;

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the availability of alternative fuel vehicles, including plug-in hybrid electric vehicles;

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improvements in the fuel economy of the internal combustion engine;

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the availability of service for electric vehicles;

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the environmental consciousness of consumers;

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volatility in the cost of oil and gasoline;

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government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

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access to charging stations, standardization of electric vehicle charging systems and consumers’ perceptions about convenience and cost to charge an electric vehicle;

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the availability of tax and other governmental incentives to purchase and operate electric vehicles or future regulation requiring increased use of nonpolluting vehicles; and

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perceptions about and the actual cost of alternative fuel.

The influence of any of the factors described above may cause current or potential customers not to purchase our electric vehicles, which would materially adversely affect our business, operating results, financial condition and prospects.
The range of our electric vehicles on a single charge declines over time which may negatively influence potential customers’ decisions whether to purchase our vehicles.
The range of our electric vehicles on a single charge declines principally as a function of usage, time and charging patterns. For example, a customer’s use of their vehicle as well as the frequency with which they charge the battery of their vehicle can result in additional deterioration of the battery’s ability to hold a charge. We currently expect that our battery pack will retain approximately 85% of its ability to hold its initial charge after approximately 3,000 charge cycles and 8 years, which will result in a decrease to the vehicle’s initial range. Such battery deterioration and the related decrease in range may negatively influence potential customer decisions whether to purchase our vehicles, which may harm our ability to market and sell our vehicles.

Developments in alternative technologies or improvements in the internal combustion engine may materially adversely affect the demand for our electric vehicles.
Significant developments in alternative technologies, such as advanced diesel, ethanol, fuel cells or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may materially and adversely affect our business and prospects in ways we do not currently anticipate. For example, fuel which is abundant and relatively inexpensive in North America, such as compressed natural gas, may emerge as consumers’ preferred alternative to petroleum-based propulsion. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced electric vehicles, which could result in the loss of competitiveness of our vehicles, decreased revenue and a loss of market share to competitors.
If we are unable to keep up with advances in electric vehicle technology, we may suffer a decline in our competitive position.
We may be unable to keep up with changes in electric vehicle technology and, as a result, may suffer a decline in our competitive position. Any failure to keep up with advances in electric vehicle technology would result in a decline in our competitive position which would materially and adversely affect our business, prospects, operating results and financial condition. Our research and development efforts may not be sufficient to adapt to changes in electric vehicle technology. As technologies change we plan to upgrade or adapt our vehicles and introduce new models to continue to provide vehicles with the latest technology, in particular battery cell technology. However, our vehicles may not compete effectively with alternative vehicles if we are not able to source and integrate the latest technology into our vehicles. For example, we do not manufacture battery cells which makes us depend upon other suppliers of battery cell technology for our battery packs.
If we are unable to design, develop, market and sell new electric vehicles and services that address additional market opportunities, our business, prospects and operating results will suffer.
We may not be able to successfully develop new electric vehicles and services, address new market segments or develop a significantly broader customer base. To date, we have focused our business on the sale of the SOLO, a three-wheeled single passenger electric vehicle and have targeted mainly urban residents of modest means. We will need to address additional markets and expand our customer demographic to further grow our business. Our failure to address additional market opportunities would harm our business, financial condition, operating results and prospects.
Demand in the vehicle industry is highly volatile.
Volatility of demand in the vehicle industry may materially and adversely affect our business, prospects, operating results and financial condition. The markets in which we will be competing have been subject to considerable volatility in demand in recent periods. Demand for automobile sales depends to a large extent on general, economic, political and social conditions in a given market and the introduction of new vehicles and technologies. As a new start-up manufacturer, we will have fewer financial resources than more established vehicle manufacturers to withstand changes in the market and disruptions in demand.
We depend on a third-party for our near-term manufacturing needs.
In October 2017, we entered into a manufacturing agreement with Zongshen, a company located in the People’s Republic of China, to produce 75,000 SOLO vehicles in the three full years from the commencement of production. The delivery of SOLO vehicles to our future customers and the revenue derived therefrom depends on Zongshen’s ability to fulfill its obligations under that manufacturing agreement. Zongshen’s ability to fulfill its obligations is outside of our control and depends on a variety of factors including Zongshen’s operations, Zongshen’s financial condition and geopolitical and economic risks that could affect China. If Zongshen is unable to fulfill its obligations or is only able to partially fulfill its obligations, we will not be able to sell our SOLO vehicle in the volumes anticipated on the timetable that we anticipate, if at all.

We do not currently have arrangements in place that will allow us to fully execute our business plan.
To sell our vehicles as envisioned, we will need to enter into agreements and arrangements that are not currently in place. These include, entering into agreements with dealerships, arranging for the transportation of SOLOs delivered pursuant to our manufacturing agreement with Zongshen, obtaining battery and other essential supplies in the quantities that we require, entering into manufacturing agreements for the Super SOLO and the Tofino and acquiring additional manufacturing capability. If we are unable to enter into such agreements or are only able to do so on terms that are unfavorable to us, we may not be able to fully carry out our business plans.
We depend on certain key personnel, and our success will depend on our continued ability to retain and attract such qualified personnel.
Our success depends on the efforts, abilities and continued service of Jerry Kroll, our Chief Executive Officer and Chairman, Henry Reisner, our President and Chief Operating Officer, Kulwant Sandher, our Chief Financial Officer, and Ed Theobald, our General Manager. A number of these key employees and consultants have significant experience in the automobile manufacturing industry. A loss of service from any one of these individuals may adversely affect our operations, and we may have difficulty or may not be able to locate and hire a suitable replacement. We have not obtained any “key person” insurance on certain key personnel.
Since we have little experience in mass-producing electric vehicles, any delays or difficulties in transitioning from producing custom vehicles to mass-producing vehicles may have a material adverse effect on our business, prospects and operating results.
Our management team has experience in producing custom designed vehicles and is now switching focus to mass producing electric vehicles in a rapidly evolving and competitive market. If we are unable to implement our business plans in the timeframe estimated by management and successfully transition into a mass-producing electric vehicle manufacturing business, then our business, prospects, operating results and financial condition will be negatively impacted and our ability to grow our business will be harmed.
We are subject to numerous environmental and health and safety laws and any breach of such laws may have a material adverse effect on our business and operating results.
We are subject to numerous environmental and health and safety laws, including statutes, regulations, bylaws and other legal requirements. These laws relate to the generation, use, handling, storage, transportation and disposal of regulated substances, including hazardous substances (such as batteries), dangerous goods and waste, emissions or discharges into soil, water and air, including noise and odors (which could result in remediation obligations), and occupational health and safety matters, including indoor air quality. These legal requirements vary by location and can arise under federal, provincial, state or municipal laws. Any breach of such laws and/or requirements would have a material adverse effect on our company and its operating results.
Our vehicles are subject to motor vehicle standards and the failure to satisfy such mandated safety standards would have a material adverse effect on our business and operating results.
All vehicles sold must comply with federal, state and provincial motor vehicle safety standards. In both Canada and the United States vehicles that meet or exceed all federally mandated safety standards are certified under the federal regulations. In this regard, Canadian and U.S. motor vehicle safety standards are substantially the same. Rigorous testing and the use of approved materials and equipment are among the requirements for achieving federal certification. Failure by us to have the SOLO, the Super SOLO, the Tofino or any future model electric vehicle satisfy motor vehicle standards would have a material adverse effect on our business and operating results.
If we are unable to reduce and adequately control the costs associated with operating our business, including our costs of manufacturing, sales and materials, our business, financial condition, operating results and prospects will suffer.
If we are unable to reduce and/or maintain a sufficiently low level of costs for designing, manufacturing, marketing, selling and distributing and servicing our electric vehicles relative to their selling prices, our operating results, gross margins, business and prospects could be materially and adversely impacted.

If our vehicles fail to perform as expected, our ability to develop, market and sell our electric vehicles could be harmed.
Our vehicles may contain defects in design and manufacture that may cause them not to perform as expected or that may require repair. For example, our vehicles use a substantial amount of software code to operate. Software products are inherently complex and often contain defects and errors when first introduced. While we have performed extensive internal testing, we currently have a very limited frame of reference by which to evaluate the performance of our SOLO in the hands of our customers and currently have no frame of reference by which to evaluate the performance of our vehicles after several years of customer driving. A similar evaluation of the Super SOLO and the Tofino is further behind.
We have very limited experience servicing our vehicles. If we are unable to address the service requirements of our future customers our business will be materially and adversely affected.
If we are unable to successfully address the service requirements of our future customers our business and prospects will be materially and adversely affected. In addition, we anticipate the level and quality of the service we will provide our customers will have a direct impact on the success of our future vehicles. If we are unable to satisfactorily service our customers, our ability to generate customer loyalty, grow our business and sell additional vehicles could be impaired.
We have very limited experience servicing our vehicles. As of September 20, 2018, we had not sold any electric vehicles and had only delivered ten pre-mass production electric vehicles to customers. We do not plan for mass production to begin for SOLO vehicles until the fourth quarter of 2018 or for the Tofino until 2019. The total number of SOLOs that we have produced is 32. Throughout its history, Intermeccanica has produced approximately 2,500 cars, which includes, providing after sales support and servicing. We do not have any experience servicing the SOLO or the Tofino as a limited number of SOLOS have been produced and the Tofino has not yet been produced. Servicing electric vehicles is different than servicing vehicles with internal combustion engines and requires specialized skills, including high voltage training and servicing techniques.
We may not succeed in establishing, maintaining and strengthening the Electrameccanica brand, which would materially and adversely affect customer acceptance of our vehicles and components and our business, revenues and prospects.
Our business and prospects heavily depend on our ability to develop, maintain and strengthen the Electrameccanica brand. Any failure to develop, maintain and strengthen our brand may materially and adversely affect our ability to sell our planned electric vehicles. If we are not able to establish, maintain and strengthen our brand, we may lose the opportunity to build a critical mass of customers. Promoting and positioning our brand will likely depend significantly on our ability to provide high quality electric cars and maintenance and repair services, and we have very limited experience in these areas. In addition, we expect that our ability to develop, maintain and strengthen the Electrameccanica brand will also depend heavily on the success of our marketing efforts. To date, we have limited experience with marketing activities as we have relied primarily on the internet, word of mouth and attendance at industry trade shows to promote our brand. To further promote our brand, we may be required to change our marketing practices, which could result in substantially increased advertising expenses, including the need to use traditional media such as television, radio and print. The automobile industry is intensely competitive, and we may not be successful in building, maintaining and strengthening our brand. Many of our current and potential competitors, particularly automobile manufacturers headquartered in Detroit, Japan and the European Union, have greater name recognition, broader customer relationships and substantially greater marketing resources than we do. If we do not develop and maintain a strong brand, our business, prospects, financial condition and operating results will be materially and adversely impacted.
Increases in costs, disruption of supply or shortage of raw materials, in particular lithium-ion cells, could harm our business.
We may experience increases in the cost or a sustained interruption in the supply or shortage of raw materials. Any such increase or supply interruption could materially negatively impact our business, prospects, financial condition and operating results. We use various raw materials in our business including aluminum, steel, carbon fiber, non-ferrous metals such as copper and cobalt. The prices for these raw materials fluctuate depending on market conditions and global demand for these materials and could adversely affect our business and operating results. For instance, we are exposed to multiple risks relating to price fluctuations for lithium-ion cells. These risks include:
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the inability or unwillingness of current battery manufacturers to build or operate battery cell manufacturing plants to supply the numbers of lithium-ion cells required to support the growth of the electric or plug-in hybrid vehicle industry as demand for such cells increases;

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disruption in the supply of cells due to quality issues or recalls by the battery cell manufacturers; and

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an increase in the cost of raw materials, such as cobalt, used in lithium-ion cells.

Our business depends on the continued supply of battery cells for our vehicles. We do not currently have any agreements for the supply of batteries and depend upon the open market for their procurement. Any disruption in the supply of battery cells from our supplier could temporarily disrupt the planned production of our vehicles until such time as a different supplier is fully qualified. Moreover, battery cell manufacturers may choose to refuse to supply electric vehicle manufacturers to the extent they determine that the vehicles are not sufficiently safe. Furthermore, current fluctuations or shortages in petroleum and other economic conditions may cause us to experience significant increases in freight charges and raw material costs. Substantial increases in the prices for our raw materials would increase our operating costs, and could reduce our margins if we cannot recoup the increased costs through increased electric vehicle prices. We might not be able to recoup increasing costs of raw materials by increasing vehicle prices. We have also already announced an estimated price for the base model of our planned SOLO, Super SOLO and Tofino. However, any attempts to increase the announced or expected prices in response to increased raw material costs could be viewed negatively by our potential customers, result in cancellations of SOLO, Super SOLO and Tofino reservations and could materially adversely affect our brand, image, business, prospects and operating results.
The unavailability, reduction or elimination of government and economic incentives could have a material adverse effect on our business, financial condition, operating results and prospects.
Any reduction, elimination or discriminatory application of government subsidies and economic incentives because of policy changes, the reduced need for such subsidies and incentives due to the perceived success of the electric vehicle, fiscal tightening or other reasons may result in the diminished competitiveness of the alternative fuel vehicle industry generally or our electric vehicles in particular. This could materially and adversely affect the growth of the alternative fuel automobile markets and our business, prospects, financial condition and operating results.
If we fail to manage future growth effectively, we may not be able to market and sell our vehicles successfully.
Any failure to manage our growth effectively could materially and adversely affect our business, prospects, operating results and financial condition. We plan to expand our operations in the near future in connection with the planned production of our vehicles. Our future operating results depend to a large extent on our ability to manage this expansion and growth successfully. Risks that we face in undertaking this expansion include:
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training new personnel;

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forecasting production and revenue;

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controlling expenses and investments in anticipation of expanded operations;

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establishing or expanding design, manufacturing, sales and service facilities;

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implementing and enhancing administrative infrastructure, systems and processes;

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addressing new markets; and

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establishing international operations.

We intend to continue to hire a number of additional personnel, including design and manufacturing personnel and service technicians for our electric vehicles. Competition for individuals with experience designing, manufacturing and servicing electric vehicles is intense, and we may not be able to attract, assimilate, train or retain additional highly qualified personnel in the future. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm our business and prospects.
Our business may be adversely affected by labor and union activities.
Although none of our employees are currently represented by a labor union, it is common throughout the automobile industry generally for many employees at automobile companies to belong to a union, which can result in higher employee costs and increased risk of work stoppages. We have a manufacturing agreement with Chongqing Zongshen Automobile Co., Ltd. to produce 75,000 SOLO vehicles in the three full years from the commencement of production. Zongshen’s workforce is not currently unionized, though they may become so in the future or industrial stoppages could occur in the absence of a union. We also directly and indirectly depend upon other companies with unionized work forces, such as parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on our business, financial condition or operating results. If a work stoppage occurs within our business, that of Zongshen or that of our key suppliers, it could delay the manufacture and sale of our electric vehicles and have a material adverse effect on our business, prospects, operating results or financial condition. Additionally, if we expand our business to include full in-house manufacturing of our vehicles, our employees might join or form a labor union and we may be required to become a union signatory.
We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.
We may become subject to product liability claims, which could harm our business, prospects, operating results and financial condition. The automobile industry experiences significant product liability claims and we face inherent risk of exposure to claims in the event our vehicles do not perform as expected or malfunction resulting in personal injury or death. Our risks in this area are particularly pronounced given we have limited field experience of our vehicles. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our vehicles and business and inhibit or prevent commercialization of other future vehicle candidates which would have material adverse effect on our brand, business, prospects and operating results. We plan to maintain product liability insurance for all our vehicles with annual limits of approximately $5 million on a claims-made basis, but any such insurance might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse effect on our reputation, business and financial condition. We may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and are forced to make a claim under our policy.
Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from interfering with our commercialization of our products.
The registration and enforcement of patents involves complex legal and factual questions and the breadth and effectiveness of patented claims is uncertain. We cannot be certain that we are the first to file patent applications on these inventions, nor can we be certain that our pending patent applications will result in issued patents or that any of our issued patents will afford sufficient protection against someone creating competing products, or as a defensive portfolio against a competitor who claims that we are infringing its patents. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications, if any, will result in issued patents in those foreign jurisdictions or that such patents can be effectively enforced, even if they relate to patents issued in the U.S.
We may need to defend ourselves against patent or trademark infringement claims, which may be time- consuming and would cause us to incur substantial costs.
Companies, organizations or individuals, including our competitors, may hold or obtain patents, trademarks or other proprietary rights that would prevent, limit or interfere with our ability to make, use, develop, sell or market our vehicles or components, which could make it more difficult for us to operate our business. From time to time, we may receive communications from third parties that allege our products are covered by their patents or trademarks or other intellectual property rights. Companies holding patents or other intellectual property rights may bring suits alleging infringement of such rights or otherwise assert their rights. If we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do things that include one or more of the following:
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cease making, using, selling or offering to sell processes, goods or services that incorporate or use the third-party intellectual property;

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pay substantial damages;

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seek a license from the holder of the infringed intellectual property right, which license may not be available on reasonable terms or at all;

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redesign our vehicles or other goods or services to avoid infringing the third-party intellectual property; or

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establish and maintain alternative branding for our products and services.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology or other intellectual property right, our business, prospects, operating results and financial condition could be materially adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.
You may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited because we are incorporated under the laws of the Province of British Columbia, a substantial portion of our assets are in Canada and all of our executive officers and most of our directors reside outside the United States
We are organized under the laws of the Business Corporations Act (British Columbia) (the “Business Corporation Act”) and our executive offices are located outside of the United States in Vancouver, British Columbia. All of our officers, our auditor and all but two of our directors reside outside the United States. In addition, a substantial portion of their assets and our assets are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. Federal or state securities laws. Furthermore, there is substantial doubt as to the enforceability in Canada against us or against any of our directors, officers and the expert named in this prospectus who are not residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities based solely upon the civil liability provisions of the U.S. federal securities laws. In addition, shareholders in British Columbia companies may not have standing to initiate a shareholder derivative action in U.S. federal courts.
As a result, our public shareholders may have more difficulty in protecting their interests through actions against us, our management, our directors or our major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.
Global economic conditions could materially adversely impact demand for our products and services.
Our operations and performance depend significantly on economic conditions. Uncertainty about global economic conditions could result in customers postponing purchases of our products and services in response to tighter credit, unemployment, negative financial news and/or declines in income or asset values and other macroeconomic factors, which could have a material negative effect on demand for our products and services and, accordingly, on our business, results of operations or financial condition.
We are vulnerable to a growing trade dispute between the United States and China
A growing trade dispute between the United States and China could increase the proposed sales price of our products or decrease our profits, if any. Recently, the current U.S. administration has imposed tariffs

of   $34 billion of Chinese exports, including a 25% duty on cars built in China and shipped to the United States. Following the imposition of these tariffs, China has imposed additional tariffs on U.S. goods manufactured in the United States and exported to China. Subsequently, the U.S. administration indicated that it may impose tariffs on up to US$500 billion of goods manufactured in China and imported into the United States. These tariffs may escalate a nascent trade war between China and the United States. This trade conflict could affect our business because we intend to mass produce the SOLO in China and our intended principal market is the West Coast of North America. If a trade war were to escalate or if tariffs were imposed on any of our products, we could be forced to increase the proposed sales price of such products or reduce the margins, if any, on such products.
Risks Related to Our Common Shares
Our executive officers and directors beneficially own 53.5% of our common shares.
As of September 21, 2018, our executive officers and directors beneficially own, in the aggregate, 53.5% of our common shares, which includes shares that our executive officers and directors have the right to acquire pursuant to warrants and stock options which have vested. As a result, they will be able to exercise a significant level of control over all matters requiring shareholder approval, including the election of directors, amendments to our Articles and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control of our company or changes in management and will make the approval of certain transactions difficult or impossible without the support of these shareholders.
The continued sale of our equity securities will dilute the ownership percentage of our existing shareholders and may decrease the market price for our common shares.
Our Notice of Articles authorize the issuance of an unlimited number of common shares and the issuance of preferred shares. The Board of Directors has the authority to issue additional shares of our capital stock to provide additional financing in the future and designate the rights of the preferred shares, which may include voting, dividend, distribution or other rights that are preferential to those held by the common shareholders. The issuance of any such common or preferred shares may result in a reduction of the book value or market price, if one exists at the time, of the outstanding common shares. Given our lack of revenues, we will likely have to issue additional equity securities to obtain working capital we require for the next 12 months. Our efforts to fund our intended business plans will therefore result in dilution to our existing shareholders. If we do issue any such additional common shares, such issuance also will cause a reduction in the proportionate ownership and voting power of all other shareholders. As a result of such dilution, if you acquire common shares, your proportionate ownership interest and voting power could be decreased. Further, any such issuances could result in a change of control or a reduction in the market price for our common shares.
Additionally, we had 2,703,945 vested options and 12,686,856 warrants outstanding as of August 10, 2018. Subsequently, we issued 4,706,000 Registered Warrants on August 13, 2018 and 705,900 Registered Warrants on August 23. The exercise price of a majority of these options and warrants is significantly below our current market price. If the holders of these options and warrants elect to exercise them, your ownership position will be diluted as may be the per share value at which you purchased our shares will be diluted as well. As a result, the market value of our shares could significantly decrease as well.
Issuances of our preferred stock may adversely affect the rights of the holders of our common shares and reduce the value of our common shares.
Our Notice of Articles authorize the issuance of an unlimited number of shares of preferred stock. Our Board of Directors has the authority to create one or more series of preferred stock and, without shareholder approval, issue shares of preferred stock with rights superior to the rights of the holders of common shares. As a result, shares of preferred stock could be issued quickly and easily, adversely affecting the rights of holder of common shares and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Although we currently have no plans to create any series of preferred stock and have no present plans to issue any shares of preferred stock, any creation and issuance of preferred stock in the future could adversely affect the rights of the holders of common shares and reduce the value of our common shares.
The market price of our common shares may be volatile and may fluctuate in a way that is disproportionate to our operating performance.
Our common shares have been listed on the Nasdaq Capital Market under the symbol “SOLO” since August 9, 2018. Our common shares were traded previously on the OTC Market Group Inc.’s Venture Market (the “OTCQB”) under the symbol “ECCTF” since September 2017. The share price has fluctuated significantly. The value of your investment could decline due to the impact of any of the following factors upon the market price of our common shares:
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sales or potential sales of substantial amounts of our common shares;

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announcements about us or about our competitors;

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litigation and other developments relating to our patents or other proprietary rights or those of our competitors;

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conditions in the automobile industry;

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governmental regulation and legislation;

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variations in our anticipated or actual operating results;

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change in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations;

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change in general economic trends; and

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investor perception of our industry or our prospects.

Many of these factors are beyond our control. The stock markets in general, and the market for automobile companies in particular, have historically experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors could reduce the market price of our common shares, regardless of our actual operating performance.
We do not intend to pay dividends and there will thus be fewer ways in which you are able to make a gain on your investment.
We have never paid any cash or stock dividends and we do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of any dividends. Because we do not intend to declare dividends, any gain on your investment will need to result from an appreciation in the price of our common shares. There will therefore be fewer ways in which you are able to make a gain on your investment.
FINRA sales practice requirements may limit your ability to buy and sell our common shares, which could depress the price of our shares.
FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements may make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares and, thereby, depress their market prices.

You may face significant restrictions on the resale of your shares due to state “blue sky” laws.
Each state has its own securities laws, often called “blue sky” laws, which: (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration; and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker must also be registered in that state.
We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by the broker-dealers, if any, who agree to serve as market makers for our common shares. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common shares to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.
Volatility in our common shares price may subject us to securities litigation.
The market for our common shares may have, when compared to seasoned issuers, significant price volatility, and we expect that our share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.
We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.
We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:
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we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

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for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

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we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

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we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

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we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

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we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Our shareholders may not have access to certain information they may deem important and are accustomed to receive from U.S. reporting companies.
As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements. Such reduced disclosure may make our common shares less attractive to investors.
For as long as we remain an “emerging growth company”, as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies”, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies. If some investors find our common shares less attractive as a result, there may be a less active trading market for such securities and their market prices may be more volatile.
We incur significant costs as a result of being a public company, which costs will grow after we cease to qualify as an “emerging growth company.”
We incur significant legal, accounting and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC and Nasdaq Capital Market, impose various requirements on the corporate governance practices of public companies. We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of   (1) the last day of the fiscal year (a) following May 23, 2022, (b) in which we have total annual gross revenue of at least US$1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common shares that is held by non-affiliates exceeds US$700 million as of the prior June 30th, and (2) the date on which we have issued more than US$1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.
Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costly. After we are no longer an emerging growth company, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We have incurred additional costs in obtaining director and officer liability insurance. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus (and any prospectus supplement), including the documents incorporated by reference herein, contains statements that constitute “forward-looking statements”. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. These statements appear in a number of different places in this prospectus and, in some cases, can be identified by words such as “anticipates”, “estimates”, “projects”, “expects”, “contemplates”, “intends”, “believes”, “plans”, “may”, “will”, or their negatives or other comparable words, although not all forward-looking statements contain these identifying words. Forward-looking statements in this prospectus may include, but are not limited to, statements and/or information related to: strategy, future operations, the size and value of the order book and the number of orders, the number and timing of building pre-mass production vehicles, the projection of timing and delivery of SOLOs, Super SOLOs or Tofinos in the future, projected costs, expected production capacity, expectations regarding demand and acceptance of our products, estimated costs of machinery to equip a new production facility, and trends in the market in which we operate, plans and objectives of management.
Forward-looking statements are based on the reasonable assumptions, estimates, analysis and opinions made in light of our experience and our perception of trends, current conditions and expected developments, as well as other factors that we believe to be relevant and reasonable in the circumstances at the date that such statements are made, but which may prove to be incorrect. Management believes that the assumption and expectations reflected in such forward-looking statements are reasonable. Assumptions have been made regarding, among other things: our ability to build pre-mass production vehicles and to begin production deliveries within certain timelines; our expected production capacity; prices for machinery to equip a new production facility, labor costs and material costs, remaining consistent with our current expectations; production of SOLOs, Super SOLOs and Tofinos meeting expectations and being consistent with estimates; equipment operating as anticipated; there being no material variations in the current regulatory environment; and our ability to obtain financing as and when required and on reasonable terms. Readers are cautioned that the foregoing list is not exhaustive of all factors and assumptions which may have been used.
The forward-looking statements, including the statements contained in the sections under the title “Risk Factors,” “Description of Business” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and elsewhere in this prospectus and documents incorporated herein by reference, are subject to known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include but are not limited to:
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general economic and business conditions, including changes in interest rates;

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prices of other electric vehicles, costs associated with manufacturing electric vehicles and other economic conditions;

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natural phenomena;

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actions by government authorities, including changes in government regulation;

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uncertainties associated with legal proceedings;

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changes in the electric vehicle market;

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future decisions by management in response to changing conditions;

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our ability to execute prospective business plans;

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misjudgments in the course of preparing forward-looking statements;

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our ability to raise sufficient funds to carry out our proposed business plan;

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consumers’ willingness to adopt three-wheeled single passenger electric vehicles;

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declines in the range of our electric vehicles on a single charge over time may negatively influence potential customers’ decisions to purchase such vehicles;

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developments in alternative technologies or improvements in the internal combustion engine;

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inability to keep up with advances in electric vehicle technology;

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inability to design, develop, market and sell new electric vehicles and services that address additional market opportunities;

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dependency on certain key personnel and any inability to retain and attract qualified personnel;

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inexperience in mass-producing electric vehicles;

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inability to reduce and adequately control operating costs;

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failure of our vehicles to perform as expected;

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inexperience in servicing electric vehicles;

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inability to succeed in establishing, maintaining and strengthening the Electrameccanica brand;

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disruption of supply or shortage of raw materials;

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the unavailability, reduction or elimination of government and economic incentives;

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failure to manage future growth effectively; and

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labor and employment risks.

Although management has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. Forward-looking statements might not prove to be accurate, as actual results and future events could differ materially from those anticipated in such forward-looking statements. Accordingly, readers should not place undue reliance on forward-looking statements. We wish to advise you that these cautionary remarks expressly qualify, in their entirety, all forward-looking statements attributable to our company or persons acting on our company’s behalf. We do not undertake to update any forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements, except as, and to the extent required by, applicable securities laws. You should carefully review the cautionary statements and risk factors contained in this prospectus and other documents that we may file from time to time with the securities regulators.

PRESENTATION OF FINANCIAL INFORMATION AND EXCHANGE RATE DATA
Unless indicated otherwise, financial information in this prospectus, including the documents incorporated by reference herein, has been prepared in accordance with International Financial Reporting Standards, which differs in some significant respects from generally accepted accounting principles in the United States, or U.S. GAAP, and thus this financial information may not be comparable to the financial statements of U.S. companies.
All dollar amounts in this prospectus are expressed in Canadian dollars unless otherwise indicated. Our accounts are maintained in Canadian dollars, and our financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. All reference to “U.S. dollars”, “USD”, or to “US$” are to United States dollars.
The following table sets forth, for each period indicated, the high and low exchange rate for U.S. dollars expressed in Canadian dollars, and the average exchange rate for the periods indicated. Averages for year-end periods are calculated by using the exchange rates on the last day of each full month during the relevant period. These rates are based on the noon-buying rate certified for custom purposes by the U.S. Federal Reserve Bank of New York set forth in the H.10 statistical release of the Federal Reserve Board. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in preparation of our consolidated financial statements, pro forma financial statements or elsewhere in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you. We make no representation that any Canadian dollar or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Canadian dollars, as the case may be, at any particular rate or at all.
	Period End	Period Average Rate	High Rate	Low Rate
Year Ended
December 31, 2016	$1.3426	$1.3243	$1.4592	$1.2544
December 31, 2017	$1.3517	$1.2963	$1.3745	$1.2131
Month Ended
April 30, 2018	$1.2848	$1.2732	$1.2918	$1.2581
May 31, 2018	$1.2970	$1.2866	$1.3027	$1.2761
June 30, 2018	$1.3140	$1.3266	$1.3319	$1.2907
July 31, 2018	$1.3017	$1.3133	$1.3271	$1.3013
August 31, 2018	$1.3072	$1.3042	$1.3155	$1.2925
September 30, 2018	$1.2922	$1.3034	$1.3212	$1.2912

USE OF PROCEEDS
Unless we otherwise indicate in a prospectus supplement, we currently intend to use the net proceeds from the sale of our securities for the design, development and prototyping of the Tofino.
More detailed information regarding the use of proceeds from the sale of securities, including any determinable milestones at the applicable time, will be described in any applicable prospectus supplement. We may also, from time to time, issue securities otherwise than pursuant to a prospectus supplement to this prospectus.
DIVIDEND POLICY
Our dividend policy is set forth under the heading “Item 8.A. Consolidated Statements and Other Financial Information” in our Annual Report, as amended, on Form 20-F for the year ended December 31, 2017, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act.
OFFER AND LISTING DETAILS
We may offer and issue from time to time common shares, preferred shares, warrants to purchase common shares and units, or any combination thereof, up to an aggregate initial offering price of up to US$100,000,000 in one or more transactions under this shelf prospectus. The price of securities offered will depend on a number of factors that may be relevant at the time of offer. See “Plan of Distribution.”
The common shares and Registered Warrants have been listed on the Nasdaq Capital Market under the symbol “SOLO” and “SOLOW” since August 9, 2018. Our common shares were traded previously on the OTC Market Group Inc.’s Venture Market (the “OTCQB”) under the symbol “ECCTF” since September 2017.
The following tables sets forth, for the periods indicated, the high and low trading prices of the common shares as reported on the Nasdaq Capital Market and OTCQB prior to the filing of this prospectus.
Common Shares (symbol: “SOLO”)
	OTCQB (U.S. Dollars)		NASDAQ (U.S. Dollars)
Period	High	Low	High	Low
Quarter ended
September 30, 2017	8.00	1.50
December 31, 2017	15.00	10.00
March 31, 2018	10.70	9.00
June 30, 2018	9.88	4.25
Last Nine Months
January 2018	10.70	9.48
February 2018	10.00	9.12
March 2018	10.00	9.00
April 2018	9.88	8.40
May 2018	9.00	6.18
June 2018	8.20	4.25
July 2018	6.55	5.51
August 2018			6.75	2.27
September 2018(1)			3.60	2.37

Notes:
(1)
From September 1, 2018 to September 21, 2018.

DESCRIPTION OF SHARE CAPITAL
Common Shares
We are authorized to issue an unlimited number of common shares, without par value. As of December 31, 2017, the date of the most recent audited balance sheet included in our financial statements, there were 47,588,209 common shares issued and outstanding, 57,197,500 common shares issuable upon exercise of outstanding stock options and warrants. As of August 10, 2018, there were 25,255,726 common shares issued and outstanding, 15,390,801 common shares issuable upon exercise of outstanding stock options and warrants. Subsequently, we issued Registered Warrants to purchase up to 4,706,000 common shares of the Company on August 13, 2018 and Registered Warrants to purchase up to 705,900 common shares of the Company on August 23.
The holders of our common shares are entitled to vote at all meetings of shareholders, to receive dividends if, as and when declared by the directors and to participate pro rata in any distribution of property or assets upon our liquidation, winding-up or other dissolution. Our common shares carry no pre-emptive rights, conversion or exchange rights, redemption, retraction, repurchase, sinking fund or purchase fund provisions. There are no provisions requiring the holder of our common share to contribute additional capital and no restrictions on the issuance of additional securities by us. There are no restrictions on the repurchase or redemption of common shares by us except to the extent that any such repurchase or redemption would render us insolvent pursuant to the Business Corporations Act.
Preferred Shares
We may issue our preferred shares from time to time in one or more series. The terms of each series of preferred shares, including the number of shares, the designation, rights, preferences, privileges, priorities, restrictions, conditions and limitations, will be determined at the time of creation of each such series by our board of directors, without shareholder approval, provided that all preferred shares will rank equally within their class as to dividends and distributions in the event of our dissolution, liquidation or winding-up. We do not have any preferred shares outstanding as of the date of this prospectus.
Transfer Agent
Our stock transfer agent and warrant agent for our securities is VStock Transfer, LLC located at 18 Lafayette Place, Woodmere, NY 11598, and its telephone number is (212) 828-8436.

DESCRIPTION OF WARRANTS
General
This section describes the general terms that will apply to any warrants for the purchase of common shares. We will not offer warrants for sale separately to any member of the public in Canada unless the offering is in connection with and forms part of the consideration for an acquisition or merger transaction or unless the applicable prospectus supplement containing the specific terms of the warrants to be offered separately is first approved for filing by the securities commissions or similar regulatory authorities in each of the provinces and territories of Canada where the warrants will be offered for sale.
Subject to the foregoing, we may issue warrants independently or together with other securities, and warrants sold with other securities may be attached to or separate from the other securities. Warrants may be issued under one or more warrant indentures or warrant agency agreements to be entered into by us and one or more banks or trust companies acting as warrant agent.
This summary of some of the provisions of the warrants is not complete. The statements made in this prospectus relating to any warrant agreement and warrants to be issued under this prospectus are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable warrant agreement. You should refer to the warrant indenture or warrant agency agreement relating to the specific warrants being offered for the complete terms of the warrants. A copy of any warrant indenture or warrant agency agreement relating to an offering or warrants will be filed by us with the securities regulatory authorities in Canada and the United States after we have entered into it.
The applicable prospectus supplement relating to any warrants that we offer will describe the particular terms of those warrants and include specific terms relating to the offering.
Original purchasers are further advised that in certain Canadian provinces and territories the statutory right of action in connection with a prospectus misrepresentation limits damages to the amount paid for the security that was purchased under a prospectus, and therefore a further payment at the time of exercise may not be recoverable in a statutory action for damages. A Canadian purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for the particulars of these rights, or consult with a legal advisor.
The particular terms of each issue of warrants will be described in the applicable prospectus supplement. This description will include, where applicable:
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the designation and aggregate number of warrants;

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the price at which the warrants will be offered;

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the currency or currencies in which the warrants will be offered;

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the date on which the right to exercise the warrants will commence and the date on which the right will expire;

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the number of common shares that may be purchased upon exercise of each warrant and the price at which and currency or currencies in which the common shares may be purchased upon exercise of each warrant;

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the terms of any provisions allowing or providing for adjustments in (i) the number and/or class of shares that may be purchased, (ii) the exercise price per share or (iii) the expiry of the warrants;

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whether we will issue fractional shares;

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whether we have applied to list the warrants or the underlying shares on a stock exchange;

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the designation and terms of any securities with which the warrants will be offered, if any, and the number of the warrants that will be offered with each security;

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the date or dates, if any, on or after which the warrants and the related securities will be transferable separately;

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whether the warrants will be subject to redemption and, if so, the terms of such redemption provisions;

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material US and Canadian federal income tax consequences of owning the warrants; and

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any other material terms or conditions of the warrants.

DESCRIPTION OF UNITS
The following description sets forth certain general terms and provisions of units to which any prospectus supplement may relate.
We may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued, if any, may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.
The applicable prospectus supplement may describe:
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the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

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any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

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whether the units will be issued in fully registered or global form.

The applicable prospectus supplement will describe the terms of any units. The preceding description and any description of units in the applicable prospectus supplement does not purport to be complete and is subject to and is qualified in its entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to such units.

INCOME TAX CONSIDERATIONS
The applicable prospectus supplement may describe certain Canadian federal income tax consequences to an investor who is a non-resident of Canada or to an investor who is a resident of Canada acquiring, owning and disposing of any of our securities offered thereunder.
The applicable prospectus supplement may also describe certain U.S. federal income tax consequences of the acquisition, ownership and disposition of any of our securities offered thereunder by an initial investor who is a U.S. person (within the meaning of the U.S. Internal Revenue Code), including, to the extent applicable, such consequences relating to debt securities payable in a currency other than the U.S. dollar, issued at an original issue discount for U.S. federal income tax purposes or containing early redemption provisions or other special items.
PLAN OF DISTRIBUTION
We may sell securities to or through underwriters or dealers, and also may sell securities to one or more other purchasers directly or through agents, including sales pursuant to ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers or may issue securities in whole or in partial payment of the purchase price of assets acquired by us or our subsidiaries, or any other method pursuant to applicable law. Each prospectus supplement will set forth the terms of the offering or issue, including the name or names of any underwriters, agents or selling securityholders, the purchase price or prices of the securities, the proceeds to us from the sale of the securities and any commissions, fees, discounts and other items constituting underwriters’, dealers’ or agents’ compensation.
The securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be “at-the-market distributions” as defined in accordance with Rule 415(a)(4) under the Securities Act, including sales made directly on the Nasdaq or other existing trading markets for the securities. The prices at which the securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the securities at the initial offering price fixed in the applicable prospectus supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such prospectus supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the securities is less than the gross proceeds paid by the underwriters to us.
Underwriters, dealers and agents who participate in the distribution of the securities may be entitled to, under agreements to be entered into with us, indemnification by us against certain liabilities, including liabilities under the Securities Act and applicable Canadian provincial securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.
In connection with any offering of our securities, other than an “at-the-market distribution,” the underwriters may over-allot or effect transactions which stabilize or maintain the market price of our securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. Each prospectus supplement will set forth the terms of such transactions.
In compliance with the guidelines of FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be less than this amount.

EXPENSES
The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the offering of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.
SEC registration fee	US$ 12,120
FINRA fee	US$ *
Legal fees and expenses	US$ *
Accounting fees and expenses	US$ *
Printing fees and expenses	US$ *
Miscellaneous	US$*
Total	US$ *

*
Estimated expenses are not presently known. The foregoing sets forth the general categories of expenses (other than underwriting discounts and commissions) that the Company anticipates it will incur in connection with the offering of securities under the registration statement. An estimate of the aggregate expenses in connection with the issuance and distribution of the securities being offered will be included in the applicable prospectus supplement.

WHERE YOU CAN GET MORE INFORMATION
We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the securities described in this prospectus and any accompanying prospectus supplement, as applicable. This prospectus and any accompanying prospectus supplement, which constitute a part of that registration statement, do not contain all of the information set forth in that registration statement and its exhibits. For further information with respect to us and our securities, you should consult the registration statement and its exhibits.
We are required to file with the securities commission or authority in each of the applicable provinces of Canada annual and quarterly reports, material change reports and other information. In addition, we are subject to the informational requirements of the Exchange Act, and, in accordance with the Exchange Act, we also must file reports with, and furnish other information to, the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required to publish financial statements as promptly as U.S. companies. However, we file with the SEC an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and we submit to the SEC, on Form 6-K, unaudited quarterly financial information.
You may read and copy any document we file with, or furnish to, the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an internet site (www.sec.gov) that makes available reports and other information that we file or furnish electronically with it.

INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus the documents we file with, or furnish to, it, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus forms a part of this prospectus, and information that we file later with the SEC automatically updates and supersedes any information in this prospectus. We incorporate by reference into this prospectus the documents listed below:
•
our Annual Report on Form 20-F for the fiscal year ended December 31, 2017, including any amendments, initially filed with the SEC on April 19, 2018;

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our Report on Form 6-K, furnished to the SEC on May 1, 2018, with respect to notice of our annual general meeting;

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our Report on Form 6-K, furnished to the SEC on May 23, 2018, with respect to certain press releases;

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our Report on Form 6-K, furnished to the SEC on May 30, 2018, with respect to certain press release;

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our Report on Form 6-K, furnished to the SEC on June 4, 2018, with respect to our Interim Consolidated Financial Statements for the three months ended March 31, 2018 and 2017, related Management’s Discussion and Analysis, and certain press releases;

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our Report on Form 6-K, furnished to the SEC on August 9, 2018, with respect to entry into a material definitive agreement and certain press release;

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our Report on Form 6-K, furnished to the SEC on August 15, 2018, with respect to certain press release;

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our Report on Form 6-K, furnished to the SEC on August 15, 2018, with respect to our Interim Consolidated Financial Statements for the three and six months ended June 30, 2018 and 2017 and related Management’s Discussion and Analysis;

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our Report on Form 6-K, furnished to the SEC on September 28, 2018, with respect to certain press releases and roadshow presentations; and

•
our Report on Form 6-K, furnished to the SEC on October 11, 2018, with respect to a change in our independent registered public accounting firm.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus are incorporated by reference into this prospectus and form part of this prospectus from the date of filing or furnishing of these documents. Any documents that we furnish to the SEC on Form 6-K subsequent to the date of this prospectus will be incorporated by reference into this prospectus only to the extent specifically set forth in the Form 6-K.
Any statement contained in a document that is incorporated by reference into this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference into this prospectus, modifies or supersedes that statement. The modifying or superseding statement does not need to state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.
Upon request, we will provide, without charge, to each person who receives this prospectus, a copy of any or all of the documents incorporated by reference (other than exhibits to the documents that are not specifically incorporated by reference in the documents). Please direct written or oral requests for copies to our Corporate Secretary at 102 East 1st Avenue, Vancouver, British Columbia, Canada, V5T 1A4 or by calling 1-604-428-7656.

ENFORCEABILITY OF CIVIL LIABILITIES
We are organized under the laws of the Business Corporations Act (British Columbia) (the “Business Corporation Act”) and our executive offices are located outside of the United States in Vancouver, British Columbia. All of our officers, our auditor and all but two of our directors reside outside the United States. In addition, a substantial portion of their assets and our assets are located outside of the United States. As a result, it may be difficult to serve legal process within the United States upon us or any of these persons. It may also be difficult to enforce, both in and outside of the United States, judgments of U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. Federal or state securities laws. Furthermore, there is substantial doubt as to the enforceability in Canada against us or against any of our directors, officers and the expert named in this prospectus who are not residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities based solely upon the civil liability provisions of the U.S. federal securities laws. In addition, shareholders in British Columbia companies may not have standing to initiate a shareholder derivative action in U.S. federal courts.
MATERIAL CHANGES
On September 27, 2018, ElectraMeccanica Vehicles Corp. (the “Company”) appointed KPMG LLP (“KPMG”) as its independent registered public accounting firm. KPMG replaced Dale Matheson Carr-Hilton Labonte LLP (“DMCL”) who had been the Company’s independent registered public accounting firm. were the Company’s statutory auditor till the Annual General meeting held on June 29, 2016. KPMG accepted the engagement on September 27, 2018.
Simultaneously with the engagement of KPMG, the Company terminated DMCL as its independent registered public accounting firm.
Each report of DMCL on the Company’s consolidated financial statements for the financial years ended December 31, 2017 and 2016 contained a statement of substantial doubt about the Company’s ability to continue as a going concern, but otherwise did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During the financial years ended December 31, 2017 and 2016, and through September 27, 2018, there were no (a) disagreements with DMCL on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to DMCL’s satisfaction, would have caused DMCL to make reference to the subject matter thereof in connection with its reports for such years; or (b) reportable events that would be required to be described under Item 16 F(a)(1)(v) of Form 20-F in connection with the Company’s annual report on Form 20-F for each fiscal year mentioned above.
During the two most recent financial years ended December 31, 2017 and 2016 and through September 27, 2018, the Company has not consulted KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company or oral advice was provided that KPMG concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 16F(a)(1)(iv) of 20F and the related instructions to this item, or a reportable event as that term is described in Item 16F(a)(1)(v) of 20F.

LEGAL MATTERS
Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. The current address of Ortoli Rosenstadt LLP is 366 Madison Avenue, 3rd Floor, New York, NY 10017. McMillan LLP is acting as our Canadian counsel. The current address of McMillan LLP is Royal Centre, 1055 W. Georgia St., Vancouver, British Columbia V6E 4N7.
EXPERTS
Our consolidated financial statements as of December 31, 2017 and December 31, 2016 and for the years respectively then ended incorporated by reference in this prospectus and have been so included in reliance on the report of Dale Matheson Carr-Hilton Labonte LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing. Dale Matheson Carr-Hilton Labonte LLP has office at Suite 1500, 1140 West Pender Street, Vancouver, British Columbia, Canada, V6E 4G1.
Our consolidated financial statements for the fiscal year ending December 31, 2018 will be audited by KPMG LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing. KPMG LLP has office at 11th Floor, 777 Dunsmuir Street, Vancouver, British Columbia, Canada, V7Y 1K3.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 8.   Indemnification of Directors and Officers
The corporate laws of British Columbia allow us, and our Articles require us (subject to the provisions of the Business Corporations Act (British Columbia) note below), to indemnify our directors and former directors, and their respective heirs and personal or other legal representatives to the greatest extent permitted by Division 5 of Part 5 of the Business Corporations Act (British Columbia).
According to Business Corporations Act (British Columbia) for the purposes of such an indemnification:
“eligible party”, in relation to the Company, means an individual who:
(a)
is or was a director or officer of the Company; and

(b)
is or was a director or officer of another corporation:

(i)
at a time when the corporation is or was an affiliate of the Company; or

(ii)
at the request of the Company; or

(c)
at the request of the Company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and include/es, except in the definition of  “eligible proceeding” and certain other cases, the heirs and personal or other legal representatives of that individual;

“eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;
“eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation:
(a)
is or may be joined as a party; or

(b)
is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;

“expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding; and
“proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.
In addition, under the Business Corporations Act (British Columbia), the Company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, provided that the Company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by the restrictions noted below, the eligible party will repay the amounts advanced.
Notwithstanding the provisions of our Articles noted above, the Company must not indemnify an eligible party or pay the expenses of an eligible party, if any of the following circumstances apply:
(a)
if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b)
if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c)
if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be; and

(d)
in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

In addition, if an eligible proceeding is brought against an eligible party by or on behalf of the Company or by or on behalf of an associated corporation, the Company must not do either of the following:
(a)
indemnify the eligible party in respect of the proceeding; or

(b)
pay the expenses of the eligible party in respect of the proceeding.

Notwithstanding any of the foregoing, and whether or not payment of expenses or indemnification has been sought, authorized or declined under the Business Corporations Act (British Columbia) or our Articles, on the application of the Company or an eligible party, the British Columbia Supreme Court may do one or more of the following:
(a)
order the Company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b)
order the Company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c)
order the enforcement of, or any payment under, an agreement of indemnification entered into by the Company;

(d)
order the Company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section;

(e)
make any other order the court considers appropriate.

Item 9.   Exhibits
The following exhibits are attached hereto:
Exhibit Number	Title
1.1*	Form of Underwriting Agreement
3.1	Notice of Articles(1)
3.2	Articles(1)
4.1	Share Certificate — Common Shares(1)
4.2*	Form of Warrant
4.3*	Form of Unit
4.4*	Warrant Indenture/Warrant Agency Agreement
4.5*	Unit Agreement
5.1+	Opinion of McMillan LLP
23.1+	Consent of Dale Matheson Carr-Hilton Labonte LLP, Chartered Professional Accountants
23.2+	Consent of McMillan LLP (included in Exhibit 5.1)

*
To be filed, if necessary, after effectiveness of this registration statement by an amendment to the registration statement or incorporated by reference to a Current Report on Form 6-K filed in connection with an underwritten offering of the shares offered hereunder.

+
Filed herewith

(1)
Filed as an exhibit to our registration statement on Form F-1 as filed with the SEC on October 12, 2016 and incorporated herein by reference.

Item 10.   Undertakings
The undersigned Registrant hereby undertakes:
(1)
To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement to:

(i)
Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, Province of British Columbia, Canada on this 18th day of October 2018.
ELECTRAMECCANICA VEHICLES CORP.
By:
/s/ Jerry Kroll

Jerry Kroll
Chief Executive Officer and Chairman
(Principal Executive Officer)
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Jerry Kroll Jerry Kroll	Chief Executive Officer (Principal Executive Officer) and Chairman	October 18, 2018
/s/ Kulwant Sandher Kulwant Sandher	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 18, 2018
/s/ Shaun Greffard Shaun Greffard	Director	October 18, 2018
/s/ Robert Tarzwell Robert Tarzwell	Director	October 18, 2018
/s/ Henry Reisner Henry Reisner	Director	October 18, 2018
/s/ Luisa Ingargiola Luisa Ingargiola	Director	October 18, 2018
/s/ Steven Sanders Steven Sanders	Director	October 18, 2018

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Electrameccanica Vehicles Corp., has signed this registration statement or amendment thereto in New York, New York, on October 18, 2018.
Ortoli Rosenstadt LLP
By:
/s/ William S. Rosenstadt

Name: William S. Rosenstadt
Title:   Managing Partner